                                                                    EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                        ARCH COMMUNICATIONS GROUP, INC.,

                                FARM TEAM CORP.,

                            MOBILEMEDIA CORPORATION

                                      AND

                        MOBILEMEDIA COMMUNICATIONS, INC.


                          DATED AS OF AUGUST 18, 1998

LIST OF EXHIBITS
  EXHIBIT A.......................... First Amended Joint Plan of Reorganization
  EXHIBIT B.......................... Buyer Warrant Agreement
  EXHIBIT C.......................... Registration Rights Agreement
  EXHIBIT D.......................... Amendment to Buyer's Rights Agreement
  EXHIBIT E.......................... Opinion of Buyer's Financial Advisor
  EXHIBIT F.......................... Buyer Charter Amendment
  EXHIBITS G, H, I, J, K & L......... Standby Purchase Commitments
LIST OF SCHEDULES
  SCHEDULE........................... Subsidiaries of the Company
  SCHEDULE II........................ Pricing Mechanism
  SCHEDULE III....................... Terms of Rights

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----

                                   ARTICLE I

                                   The Merger

 1.1  The Merger; Effective Time........................................    2
 1.2  The Closing.......................................................    2
 1.3  Actions at the Closing............................................    2
 1.4  Additional Action.................................................    3
 1.5  Conversion of Securities..........................................    3
 1.6  Appointment of Exchange Agent; Distributions in Accordance with
      Amended Plan......................................................    3
 1.7  Distribution to Holders of Buyer Common Stock.....................    3
 1.8  Certificate of Incorporation......................................    4
 1.9  By-laws...........................................................    4
 1.10 Directors and Officers............................................    4
 1.11 Payment of Administrative Claims and Expenses.....................    4

                                   ARTICLE II

          Representations and Warranties of the Parent and the Company

 2.1  Organization, Qualification, Corporate Power and Authority........    4
 2.2  Capitalization....................................................    5
 2.3  Noncontravention..................................................    5
 2.4  Business Entities.................................................    6
 2.5  Financial Statements; Accounts Receivable; Inventory..............    6
 2.6  Absence of Certain Changes........................................    7
 2.7  Undisclosed Liabilities...........................................    7
 2.8  Tax Matters.......................................................    7
 2.9  Tangible Assets...................................................    9
 2.10 Owned Real Property...............................................    9
 2.11 Intellectual Property.............................................    9
 2.12 Real Property Leases..............................................   10
 2.13 Contracts.........................................................   11
 2.14 Licenses and Authorizations.......................................   11
 2.15 Litigation........................................................   12
 2.16 Employees.........................................................   12
 2.17 Employee Benefits.................................................   13
 2.18 Environmental Matters.............................................   14
 2.19 Legal Compliance..................................................   15
 2.20 Subscriber Cancellations; Suppliers...............................   15
 2.21 Capital Expenditures..............................................   16
 2.22 Brokers' Fees.....................................................   16
 2.23 Certain Information...............................................   16
 2.24 Disclosure........................................................   16

                                                                            PAGE
                                                                            ----

                                  ARTICLE III

                  Representations and Warranties of the Buyer

 3.1  Organization Qualification, Corporate Power and Authority...........   16
 3.2  Capitalization......................................................   17
 3.3  Noncontravention....................................................   18
 3.4  Business Entities...................................................   18
 3.5  Reports and Financial Statements....................................   19
 3.6  Absence of Certain Changes..........................................   19
 3.7  Undisclosed Liabilities.............................................   20
 3.8  Tax Matters.........................................................   20
 3.9  Tangible Assets.....................................................   21
 3.10 Owned Real Property.................................................   21
 3.11 Intellectual Property...............................................   21
 3.12 Real Property Leases................................................   22
 3.13 Contracts...........................................................   22
 3.14 Licenses and Authorizations.........................................   23
 3.15 Litigation..........................................................   24
 3.16 Employees...........................................................   24
 3.17 Employee Benefits...................................................   24
 3.18 Environmental Matters...............................................   25
 3.19 Legal Compliance....................................................   26
 3.20 Merger Subsidiary...................................................   26
 3.21 Capital Expenditures; Suppliers.....................................   26
 3.22 Brokers' Fees.......................................................   27
 3.23 Rights Agreement; Section 203.......................................   27
 3.24 Opinion of Financial Advisor........................................   27
 3.25 Required Vote of the Buyer's Stockholders...........................   27
 3.26 Certain Information.................................................   27
 3.27 Disclosure..........................................................   27

                                   ARTICLE IV

                                   Covenants

 4.1  Best Efforts........................................................   28
 4.2  Approvals; Consents.................................................   28
 4.3  Buyer Not To Control................................................   29
 4.4  Bankruptcy Covenants................................................   29
 4.5  Operation of Business...............................................   29
 4.6  Notice of Breaches..................................................   32
 4.7  Exclusivity.........................................................   32
 4.8  Breakup Fee Provisions..............................................   34
 4.9  Nasdaq National Market Quotation....................................   35
 4.10 Delivery of Financial Statements....................................   35
 4.11 Full Access.........................................................   35
 4.12 Stockholders Approval; Meeting......................................   35
 4.13 Prospectus, Disclosure Statement, Etc...............................   36

                                                                            PAGE
                                                                            ----
 4.14 Application of Pinnacle Proceeds....................................   36
 4.15 FCC Filing..........................................................   36
 4.16 Indemnification; Director and Officers Insurance....................   37
 4.17 State Takeover Laws.................................................   37
 4.18 Employees...........................................................   38
 4.19 Rights Agreement....................................................   38
 4.20 Buyer Rights Offering; Registration Statement.......................   38
 4.21 Reimbursement of Buyer's Expenses...................................   39

                                   ARTICLE V

                             Conditions to Closing

 5.1  Conditions to Obligations of Each Party.............................   39
 5.2  Conditions to Obligations of the Buyer..............................   41
 5.3  Conditions to Obligations of the Company............................   42

                                   ARTICLE VI

                                  Termination

 6.1  Termination of Agreement............................................   42
 6.2  Effect of Termination...............................................   43

                                  ARTICLE VII

                                  Definitions

                                  ARTICLE VIII

                               General Provisions

 8.1  Press Releases and Announcements....................................   48
 8.2  No Third Party Beneficiaries........................................   48
 8.3  Entire Agreement....................................................   48
 8.4  Succession and Assignment...........................................   48
 8.5  Counterparts........................................................   48
 8.6  Headings............................................................   48
 8.7  Notices.............................................................   48
 8.8  Governing Law.......................................................   49
 8.9  Amendments and Waivers..............................................   49
 8.10 Severability........................................................   49
 8.11 Expenses............................................................   49
 8.12 Specific Performance................................................   49
 8.13 Construction........................................................   49
 8.14 Incorporation of Exhibits and Schedules.............................   49
 8.15 Knowledge...........................................................   49
 8.16 Survival of Representations.........................................   49
 8.17 Bankruptcy Process..................................................   50

                         AGREEMENT AND PLAN OF MERGER

  This Agreement and Plan of Merger (this "Agreement") entered into as of August 18, 1998 (the date of this Agreement or the "Agreement Date") by and among Arch Communications Group, Inc., a Delaware corporation (the "Buyer"), Farm Team Corp., a Delaware corporation and a wholly-owned subsidiary of Buyer (the "Merger Subsidiary"), MobileMedia Corporation, a Delaware corporation (the "Parent"), and MobileMedia Communications, Inc., a Delaware corporation and a wholly-owned subsidiary of the Parent (the "Company" and, together with the Buyer, the Merger Subsidiary and the Parent, the "Parties").

                             Preliminary Statement

  A. The Parent, the Company and those subsidiaries of the Company set forth in Schedule I attached hereto (collectively, the "Debtors" and each, individually, a "Debtor") are debtors in possession in Chapter 11 cases (Case Nos. 97-174 (PJW) through and including 97-192 (PJW)) (collectively the "Chapter 11 Proceeding") pending before the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). The Debtors have previously filed a proposed Joint Plan of Reorganization dated January 27, 1998 (the "Prior Plan") with the Bankruptcy Court.

  B. This Agreement contemplates a merger of the Company into the Merger Subsidiary. As a result of such merger, the separate corporate existence of the Company shall cease and the Merger Subsidiary shall continue as the Surviving Corporation (as defined in Section 1.1). For federal income tax purposes, it is intended that such merger will qualify as a reorganization under the provisions of Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code").

  C. The merger contemplated by this Agreement shall constitute the basis for the Debtor's First Amended Joint Plan of Reorganization in the form attached hereto as Exhibit A, as amended from time to time as permitted hereby and thereby (the "Amended Plan"). Pursuant to the Amended Plan, which shall be filed with the Bankruptcy Court as soon as practicable after the date of this Agreement (but not later than August 20, 1998 in any event): (i) all the outstanding equity interests in the Company and the Parent shall be canceled without consideration, and the Parent shall be dissolved; (ii) all allowed prepetition claims against, and prepetition obligations and indebtedness of, the Debtors (the "Allowed Claims") shall be (a) satisfied by the distribution of cash, shares of capital stock of the Buyer, Rights (as defined in paragraph
(E) below) and/or certain other consideration to the holders of the Allowed Claims or (b) otherwise discharged; (iii) the commitments under the DIP Loan Agreement (as defined in Section 1.11) shall be terminated and all amounts owed under or in respect of the DIP Loan Agreement shall be paid in full in cash; and (iv) the Merger Subsidiary shall remain a wholly owned subsidiary of the Buyer.

  D. This Agreement contemplates that the Buyer shall cause the Surviving Corporation (as defined in Section 1.1) to pay or assume all allowed administrative and priority claims and expenses of the Debtors and shall make available to the Surviving Corporation the monies necessary for the timely payment thereof.

  E. In connection with the Merger (as defined in Section 1.1) and as part of the Amended Plan, the Buyer intends to conduct the Rights Offering (as defined in Section 4.20), in which it will issue to holders of certain Allowed Claims transferable Rights to purchase (i) shares of Common Stock, $0.01 par value per share, of the Buyer ("Buyer Common Stock") or shares of Buyer Class B Common Stock, if applicable, and (ii) warrants to purchase shares of Buyer Common Stock ("Buyer Warrants"), such Buyer Warrants to be issued pursuant to a warrant agreement in the form attached hereto as Exhibit B (the "Buyer Warrant Agreement"). Contemporaneously with the execution and delivery of this Agreement, certain holders of Allowed Claims (the "Standby Purchasers") are making certain commitments in connection with the Rights Offering (the "Standby Purchase Commitments"), copies of which are attached as Exhibits G, H, I, J, K & L hereto. In partial consideration for the Standby Purchase Commitments, the Buyer will issue to the Standby Purchasers certain Buyer Warrants, and in connection with the Standby Purchase Commitments the Buyer and the Standby

Purchasers will enter into a registration rights agreement in the form attached hereto as Exhibit C (the "Registration Rights Agreement").

  F. Immediately following the Merger, the Buyer will issue additional Buyer Warrants to the stockholders of the Buyer that were holders of record immediately prior to such Merger.

  G. The transactions contemplated by this Agreement, including the Merger, shall be consummated pursuant to the Amended Plan as confirmed by an order of the Bankruptcy Court entered pursuant to Section 1129 of the Bankruptcy Code (as defined in Section 2.1(a)) (the "Confirmation Order"). Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Amended Plan.

  NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties further agree as follows:

                                   ARTICLE I

                                  The Merger

  1.1 The Merger; Effective Time. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), the Company shall merge with and into the Merger Subsidiary (such merger being referred to herein as the "Merger") at the Effective Time (as defined below in this Section 1.1). The Merger shall have the effects set forth in Section 259 of the DGCL. At the Effective Time, the separate corporate existence of the Company shall cease and thereafter the Merger Subsidiary shall continue as the surviving corporation in the Merger (the "Surviving Corporation"), and all the rights, privileges, immunities, powers and franchises (of a public as well as of a private nature) of the Company and the Merger Subsidiary and all property (real, personal and mixed) of the Company and the Merger Subsidiary shall vest in the Surviving Corporation. The "Effective Time" shall be the time at which the Company and the Merger Subsidiary file a certificate of merger or other appropriate documents prepared and executed in accordance with the relevant provisions of the DGCL (the "Certificate of Merger") with the Secretary of State of the State of Delaware or such later time as may be specified in the Certificate of Merger.

  1.2 The Closing. Unless this Agreement shall have been terminated pursuant to Article VI hereof, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, commencing at 10:00 a.m., local time, on a date to be mutually agreed by the Company and the Buyer, which date shall be at least seven, but no more than ten, business days after the date upon which all the conditions to the obligations of the Parties to consummate the transactions contemplated hereby set forth in Section 5.1 (other than Section 5.1(j)) have first been satisfied or waived, which date shall be the same date as the Effective Date under the Amended Plan (the "Closing Date"); provided that the Closing shall not occur until the condition set forth in Section 5.1(j) shall have been satisfied and the conditions set forth in Sections 5.2 and 5.3 shall have been satisfied or waived.

  1.3 Actions at the Closing. At the Closing, (a) the Parent and the Company shall deliver to the Buyer and the Merger Subsidiary the various certificates, instruments and documents referred to in Section 5.2, (b) the Buyer and the Merger Subsidiary shall deliver to the Company the various certificates, instruments and documents referred to in Section 5.3, (c) the Buyer shall file with the Secretary of State of the State of Delaware the Buyer Charter Amendment (as defined in Section 4.12), (d) the Company and the Merger Subsidiary shall immediately thereafter file with the Secretary of State of the State of Delaware the Certificate of Merger, and (e) the Buyer shall deliver (x) to the Pre-Petition Agent, for the benefit of the Pre-Petition Lenders, immediately available funds equal to the excess of (i) $649,000,000 over (ii) the Company Tower Sale Proceeds (as defined in Section 5.2(f)), (y) to the Company immediately available funds when and as required in amounts sufficient to pay allowed administrative and priority claims and expenses of the Debtors, whether allowed prior to or after the

Effective Time, as set forth in the Amended Plan (collectively, the "Plan Cash") and (z) to a bank trust company or other entity reasonably satisfactory to the Company and the Buyer appointed by the Buyer to act as the exchange agent (the "Exchange Agent") pursuant to Section 1.6(a) certificates representing an aggregate number of shares of Buyer Common Stock determined in accordance with the pricing mechanism set forth in Schedule II attached hereto (the "Plan Shares") to be distributed as contemplated by Section 1.6(b), and the Buyer shall issue Buyer Common Stock (and Buyer Class B Common Stock, if applicable) and Buyer Warrants (x) purchased through the exercise of Rights or
(y) purchased by or otherwise issued to the Standby Purchasers in connection with the Standby Purchase Commitments.

  1.4 Additional Action. The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or the Merger Subsidiary, in order to consummate the transactions contemplated by this Agreement.

  1.5 Conversion of Securities. At the Effective Time, by virtue of the Merger and the Amended Plan and without any further action on the part of any person or entity:

    (a) Each share of common stock, $0.01 par value per share, of the Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall evidence one share of common stock, $0.01 par value per share, of the Surviving Corporation.

    (b) Each share of capital stock of the Parent (collectively, the "Company Stock") that is either outstanding or held in the treasury of the Parent immediately prior to the Effective Time, each share of capital stock of the Company, each share of capital stock of each of the other Debtors held by any person or entity other than the Debtors, and each option, warrant or other right issued by any of the Debtors to acquire any such capital stock and outstanding immediately prior to the Effective Time shall be canceled without payment of any consideration therefor and shall cease to exist. Pursuant to Section 303 of the DGCL and the Amended Plan, holders of the Company Stock shall have no statutory right of appraisal in connection with the Merger, and such holders shall have no right to approve or disapprove the Merger or this Agreement.

  1.6 Appointment of Exchange Agent; Distributions in Accordance with Amended Plan.

  (a) Prior to the Effective Time, the Buyer shall appoint the Exchange Agent to effect, pursuant to and in accordance with the Amended Plan, the distribution of Plan Shares in exchange for, and in satisfaction of, certain Allowed Class 6 Claims.

  (b) The Buyer and the Surviving Corporation shall cause the Exchange Agent, promptly after the Effective Time, to commence the distribution of Plan Shares (which Plan Shares are defined in the Amended Plan as the "Directly Distributed Creditor Stock Pool") to holders of Allowed Class 6 Claims in exchange for, and in satisfaction of, such Allowed Class 6 Claims, all as provided in the Amended Plan.

  1.7 Distribution to Holders of Buyer Common Stock.

  (a) The Buyer shall, as soon as practicable after the receipt of the Confirmation Order, declare, subject to and effective immediately after the occurrence of the Effective Time, a distribution of a number of Buyer Warrants determined in accordance with the Amended Plan on each share of Buyer Common Stock and the Buyer's Series C Convertible Preferred Stock, $.01 par value per share (the "Buyer Preferred Stock" and, together with the Buyer Common Stock, the "Buyer Stock"), outstanding immediately prior to the Effective Time (the "Buyer Distribution"). The Buyer Distribution shall be made as promptly as practicable following the Effective Time.

  (b) Notwithstanding the foregoing, no fractional Buyer Warrants shall be issued in the Buyer Distribution. In lieu thereof, fractional Buyer Warrants that would otherwise be issued in the Buyer Distribution will be rounded up to the nearest whole number of Buyer Warrants.

  1.8 Certificate of Incorporation. From and after the Effective Time, the Certificate of Incorporation of the Merger Subsidiary, as in effect immediately prior to the Effective Time (except that the name of the corporation set forth therein shall be changed to the name of the Company) and as amended by the Certificate of Merger, shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter further amended as provided by law and such Certificate of Incorporation.

  1.9 By-laws. From and after the Effective Time, the By-laws of the Merger Subsidiary, as in effect immediately prior to the Effective Time (except that the name of the corporation set forth therein shall be changed to the name of the Company), shall be the By-Laws of the Surviving Corporation, until thereafter further amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

  1.10 Directors and Officers. From and after the Effective Time, the directors and officers of the Merger Subsidiary immediately prior to the Effective Time shall be and continue as directors and officers, respectively, of the Surviving Corporation as of the Effective Time, until thereafter changed in accordance with the Certificate of Incorporation and the By-Laws of the Surviving Corporation.

  1.11 Payment of Administrative Claims and Expenses. At the Effective Time, the Buyer shall cause the Surviving Corporation to pay or assume the allowed administrative and priority claims and expenses of the Debtors, whether allowed prior to or after the Effective Time (including, without limitation, (a) the payment of obligations under the existing debtor-in-possession financing facility (the "DIP Loan Agreement") and (b) the assumption of post-petition trade payables arising in the Ordinary Course of Business (as defined in Section 2.3)), as specified in the Amended Plan. The Buyer shall make available to the Surviving Corporation any monies necessary for the Surviving Corporation to make timely payment of such claims and expenses.

                                  ARTICLE II

         Representations and Warranties of the Parent and the Company

  Each of the Parent and the Company represents and warrants to the Buyer that the statements contained in this Article II are true and complete, except as set forth in the disclosure schedule of the Company delivered to the Buyer simultaneously with the execution and delivery hereof (the "Company Disclosure Schedule"). The Company Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article II, and the disclosures in any section or paragraph of the Company Disclosure Schedule shall qualify other sections or paragraphs in this Article II only to the extent that it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections or paragraphs. For purposes of this Agreement, a "Debtor Material Adverse Effect" shall mean a material adverse effect on the businesses, assets (including licenses, franchises and other intangible assets), financial condition, operating income and prospects of the Debtors, taken as a whole, excluding any effect generally applicable to the economy or the industry in which the Company conducts its business.

 2.1 Organization, Qualification, Corporate Power and Authority.

  (a) Each of the Debtors is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of the Debtors is duly qualified to conduct business and is in good standing under the laws of each jurisdiction (each such jurisdiction being set forth in Section 2.1(a) of the Company Disclosure Schedule) in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, other than where the failure to be so qualified would not in the aggregate have a Debtor Material Adverse Effect. Subject to supervision by the Bankruptcy Court in accordance with Title 11 of the United States Code (the "Bankruptcy Code"), each of the Debtors has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Each of the Debtors has furnished to the Buyer true and complete copies of its charter and by-laws, each as amended and as in effect on the date hereof. Each of the Debtors has at all times complied with, and is not in default under or in violation of, any provision of its charter or by-laws, other than where the failure to so comply and such defaults and violations would not in the aggregate have a Debtor Material Adverse Effect.

  (b) Subject to the entry of the Initial Merger Order (as defined in Section 4.4(a)), with respect to the Company Breakup Fee, the Buyer Breakup Fee and the Buyer Reimbursement (each as defined in Article 4), and subject to the entry of the Confirmation Order, with respect to the remaining terms and conditions of this Agreement, each of the Parent and the Company has all requisite power and authority to execute and deliver this Agreement. Subject to the entry of the Initial Merger Order, with respect to the Company Breakup Fee, the Buyer Breakup Fee and the Buyer Reimbursement, and subject to the entry of the Confirmation Order, with respect to the remaining terms and conditions of this Agreement, this Agreement has been (i) duly and validly executed and delivered by the Parent and the Company and (ii) duly and validly authorized by all necessary corporate action on the part of the Parent and the Company. Subject to the entry of the Initial Merger Order, with respect to the Company Breakup Fee, the Buyer Breakup Fee and the Buyer Reimbursement, and subject to the entry of the Confirmation Order, with respect to the remaining terms and conditions of this Agreement, this Agreement constitutes a valid and binding obligation of the Parent and the Company enforceable against the Parent and the Company in accordance with its terms.

  (c) Each of the Debtors has the requisite power and authority to execute and file with the Bankruptcy Court the Amended Plan. The Amended Plan has been (i) duly and validly executed by each Debtor and (ii) duly and validly authorized by all necessary corporate action on the part of each Debtor. Upon the entry of the Confirmation Order, the Amended Plan will constitute a valid and binding obligation of each Debtor enforceable against each Debtor in accordance with its terms.

  2.2 Capitalization. On the Closing Date, after giving effect to the Amended Plan (but immediately prior to the Merger), the authorized capital stock of each Debtor will be as set forth in Section 2.2 of the Company Disclosure Schedule. On the Closing Date, after giving effect to the Amended Plan, there will be no outstanding Company Stock and no outstanding or authorized options, warrants, rights, calls, convertible instruments, agreements or commitments to which any of the Debtors is a party or which are binding upon any of the Debtors providing for the issuance, disposition or acquisition of any of its capital stock or stock appreciation, phantom stock or similar rights.

  2.3 Noncontravention. Except for the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any applicable state and foreign securities laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Communications Act of 1934, as amended (the "Communications Act"), and the regulations of the Federal Communications Commission (the "FCC"), state public utility, telecommunication or public service laws, and the Bankruptcy Code, the Confirmation Order and the Amended Plan, none of the execution and delivery of this Agreement by the Parent and the Company, the execution and filing with the Bankruptcy Court of the Amended Plan by the Debtors or the consummation of the transactions contemplated hereby or thereby will (a) conflict with or violate any provision of the charter or by-laws of any Debtor; (b) require on the part of any Debtor any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity"), other than where the failure to make or obtain such filings, permits, authorizations, consents or approvals would not in the aggregate have a Debtor Material Adverse Effect or materially adversely affect the ability of the Reorganized Debtors (which, for purposes of this Agreement, shall mean the "Reorganized Debtors" as defined in the Amended Plan, together with "License Co. L.L.C." as defined in the Amended Plan) to operate the business of the Debtors following the Effective Time; (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any post-petition contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest (as defined below in this Section 2.3) or other arrangement to which any Debtor is a party or by which any Debtor is bound or to which any of their respective assets is subject or any judgment, order, writ, injunction, decree, statute, rule or regulation applicable to any Debtor or any of their respective properties or assets, other than such conflicts, violations, breaches, defaults, accelerations, terminations, modifications, cancellations or notices, consents or waivers as would not in the aggregate have a Debtor Material Adverse Effect; or (d) result in the imposition of any Security Interest upon any assets of any Debtor. For purposes of this Agreement, "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than liens arising in the ordinary course of business consistent with past custom and practice, including with respect to frequency and amount (the "Ordinary Course of Business").

 2.4 Business Entities.

  (a) Section 2.4(a) of the Company Disclosure Schedule sets forth a true and complete list of each corporation, partnership, limited liability company or other form of business association (a "Business Entity") in which any Debtor, directly or indirectly, owns any equity interest or any security convertible into or exchangeable for an equity interest (each a "Debtor Business Entity") which is material to the Parent and the Company.

  (b) The Debtor Business Entities listed in Section 2.4(b) of the Company Disclosure Schedule are the only Debtor Business Entities which have conducted any operations, trade or businesses of the Debtors since January 30, 1997, hold any Debtor Authorizations (as defined in Section 2.14(a)) or own any assets necessary for the conduct of the businesses of the Debtors as currently conducted.

  (c) The Debtors own all the outstanding equity interests in each Debtor Business Entity.

  (d) No Debtor is in default under or in violation of any provision of its organizational documents. To the knowledge of the Parent or the Company, all the issued and outstanding equity interests of each Debtor Business Entity are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. On the Closing Date, after giving effect to the effectiveness of the Amended Plan, all equity interests of each Debtor Business Entity that are held of record or owned beneficially by the Parent, the Company or another Debtor immediately prior to the Effective Time will be held or owned by the respective Reorganized Debtors free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state or foreign securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands.

  (e) There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any equity interests of any Debtor Business Entity to which any Debtor is a party or by which it is bound, or, to the Parent's or the Company's knowledge, any other such trusts, proxies, agreements or understandings.

 2.5 Financial Statements; Accounts Receivable; Inventory.

  (a) The Debtors have previously provided to the Buyer (i) the audited consolidated balance sheets and statements of operations and changes in stockholders' equity and cash flows of the Company as of December 31, 1996 and 1997 and for the years ended December 31, 1995, 1996 and 1997 (the "Audited Company Financial Statements") and (ii) the unaudited consolidated balance sheet (which indicates separately liabilities arising on or after January 30, 1997 (the "Filing Date")) (the "June 30 Unaudited Company Balance Sheet") and the unaudited consolidated statements of operations and changes in stockholders' equity and cash flows of the Company as of and for the six-month period ended June 30, 1998 (the "Company Balance Sheet Date"). Such financial statements (collectively, the "Company Financial Statements"), (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the U. S. Securities and Exchange Commission (the "SEC") with respect thereto; (ii) have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto and, in the case of interim financial statements, as permitted by Form 10-Q under the Exchange
Act); (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein; and (iv) are consistent with the books and records of the Company subject, in the case of clauses (i), (ii) and (iii), (a) to the paragraph in the report of independent auditors on the Audited Company Financial Statements describing conditions that raise substantial doubt about the Company's ability to continue as a going concern, and (b) to the Company Financial Statements not including any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of these uncertainties.

  (b) The accounts receivable of the Debtors reflected on the June 30 Unaudited Company Balance Sheet, and those arising since the date of the June 30 Unaudited Company Balance Sheet, are valid receivables subject to no set-offs or counterclaims, net of a reserve for bad debts, which reserve is reflected on the June 30 Unaudited Company Balance Sheet. The inventories of the Debtors reflected on the June 30 Unaudited Company Balance Sheet are of a quality and quantity useable and/or saleable in the Ordinary Course of Business, except as written down to net realizable value on the June 30 Unaudited Company Balance Sheet. All inventory shown on the June 30 Unaudited Company Balance Sheet has been priced at the lower of cost or net realizable value.

  2.6 Absence of Certain Changes. Since the Company Balance Sheet Date, (a) there has not been any Debtor Material Adverse Effect, nor has there occurred any event or development that would have a Debtor Material Adverse Effect, and
(b) no Debtor has taken any action that would be prohibited by subsection (a) of Section 4.5 below if taken from and after the date of this Agreement. Except as set forth in amendments thereto currently being prepared that decrease the Debtors' liabilities thereunder, the Statement of Affairs and Schedules of Assets and Liabilities and Executory Contracts of the Debtors filed with the Bankruptcy Court in the Chapter 11 Proceeding, as amended, includes a list which is true and complete in all material respects of all the material creditors, whether secured or unsecured, of the Debtors at the Filing Date.

  2.7 Undisclosed Liabilities. None of the Debtors has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, whether due or to become due and whether arising prior to or subsequent to the Filing Date), except for (a) liabilities that will be fully discharged in the Chapter 11 Proceeding at the Effective Time, paid from the Plan Cash and the Plan Shares in accordance with the terms of the Amended Plan or, with respect to obligations arising under the DIP Loan Agreement, otherwise paid in full in cash; (b) liabilities arising after the Filing Date separately shown or expressly reserved for separately on the June 30 Unaudited Company Balance Sheet; (c) liabilities that have arisen since the Company Balance Sheet Date in the Ordinary Course of Business of the Debtors and that are similar in nature and amount to the liabilities that arose during the comparable period of time in the immediately preceding fiscal period; and (d) liabilities incurred in the Ordinary Course of Business of the Debtors that are not required by GAAP to be reflected on the June 30 Unaudited Company Balance Sheet and that are not in the aggregate material. Section 2.7 of the Company Disclosure Statement sets forth all amounts due under the Dial Page Indenture at June 30, 1998.

  2.8 Tax Matters.

  (a) (i) Each of the Debtors has filed all Tax Returns (as defined below in this Section 2.8(a)) that it was required to file, and all such Tax Returns were true and complete in all material respects. (ii) No Debtor is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Debtors are or were members. (iii) The Debtors have paid all Taxes (as defined below in this Section 2.8(a)) of the Debtors that were due and payable prior to the date hereof. (iv) All Taxes that any Debtor is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity. For purposes of this Agreement, "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including, without limitation, income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof. For purposes of this Agreement, "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

  (b) (i) The Debtors have delivered or otherwise made available to the Buyer true and complete copies of all federal income Tax Returns for the "affiliated group" (as defined in Section 1504(a) of the Code) of which the Parent is the common parent and the Debtors are members (the "Company Group"), together with all related examination reports and statements of deficiency, for all periods commencing on or after December 1, 1993 and, to the extent in the possession of the Debtors, true and complete copies of the portion of the federal income Tax Returns of any member of a Debtor Affiliated Group (as defined below), together with all related examination reports and statements of deficiency, relating to the activities of any Debtor for all Debtor Affiliated Periods (as defined below). For purposes of this Section 2.8, "Debtor Affiliated Group" means each group of corporations with which any Debtor has filed (or was required to file) consolidated, combined, unitary or similar Tax Returns and "Debtor Affiliated Period" means a period in which a Debtor was a member of a Debtor Affiliated Group. (ii) The federal income Tax Returns of the Company Group have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 2.8(b) of the Company Disclosure Schedule. (iii) The Debtors have made available to the Buyer true and complete copies of all other Tax Returns of the Debtors in the possession of the Debtors, together with all related examination reports and statements of deficiency, and, to the extent in the possession of the Debtors, true and complete copies of the portion of all other Tax Returns of any member of a Debtor Affiliated Group, together with all related examination reports and statements of deficiency, relating to the activities of any Debtor for all Debtor Affiliated Periods. (iv) No examination or audit of any Tax Return of any Debtor by any Governmental Entity is currently in progress, threatened or contemplated. (v) No Debtor has been informed by any jurisdiction that the jurisdiction believes that the Debtor was required to file any Tax Return that has not since been timely filed or, if not timely filed, with respect to which an assessed amount has not since been paid. (vi) No Debtor has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency which waiver or extension of time is still in effect.

  (c) No Debtor (i) is a "consenting corporation" within the meaning of
Section 341(f) of the Code and none of the assets of the Debtors is subject to an election under Section 341(f) of the Code; (ii) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an "excess parachute payment" under Section 280G of the Code; (iii) has any actual or potential liability for any Taxes of any person (other than the Debtors) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise; or (iv) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b) other than a reduction required by reason of the transactions contemplated by this Agreement, if any.

  (d) None of the assets of any Debtor: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

  (e) No Debtor will have undergone a change in its method of accounting requiring an inclusion in its taxable income of an adjustment pursuant to
Section 481(c) of the Code for any taxable period beginning on or after the Closing Date other than a change occurring by reason of the transactions contemplated by this Agreement, if any.

  (f) No state or federal "net operating loss" of the Debtors determined as of the Closing Date is subject to limitation on its use pursuant to Section 382 of the Code or comparable provisions of state law as a result of any "ownership change" within the meaning of Section 382(g) of the Code occurring prior to the Closing Date.

  (g) Section 2.8(g) of the Company Disclosure Schedule sets forth in reasonable detail the following information with respect to the Debtors as of the most recent practicable date: (i) the basis of the Debtors in their assets; (ii) the basis of the stockholder(s) of the Debtors (other than the Company) in its stock (or the amount of any "excess loss account"); (iii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Debtors; and

(iv) the amount of any deferred gain or loss allocable to the Debtors arising out of any "deferred intercompany transaction."

  (h) Neither the Parent nor the Company has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

  2.9 Tangible Assets. The Debtors own or lease all tangible assets necessary for the conduct of their respective businesses as presently conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it is presently used, other than where the failures or defects would not in the aggregate have a Debtor Material Adverse Effect.

  2.10 Owned Real Property. The Company has previously made available to the Buyer a true and complete listing of all material real property that has been owned by the Debtors at any time on or after January 30, 1997 (other than the real property that the Debtors have agreed to sell pursuant to the Purchase Agreement dated as of July 7, 1998 among the Debtors and Pinnacle Towers Inc. ("Pinnacle") (as approved by order of the Bankruptcy Court entered on August 10, 1998, and as such agreement may be amended in accordance with the terms hereof and thereof and in accordance with the terms of such order of the Bankruptcy Court, the "Debtor Tower Agreement"). With respect to each such parcel of real property which is currently owned by the Debtors, the identified owner has good record and marketable title to such parcel, free and clear of any Security Interest, easement, covenant or other restriction, except for Security Interests in favor of the lenders under the DIP Loan Agreement, and Security Interests, easements, covenants and other restrictions which do not materially impair the use, occupancy or value of such parcel as presently used in the Debtors' businesses.

  2.11 Intellectual Property.

  (a) The Debtors own, license or otherwise have the legally enforceable right to use all patents, trademarks, trade names, service marks, copyrights, and any applications for such patents, trademarks, trade names, service marks and copyrights, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material used in the operation of the businesses of the Debtors or necessary for the operation of the businesses of the Debtors as presently conducted by the Debtors (collectively, "Debtors' Intellectual Property"). Each such item of Debtors' Intellectual Property owned or available for use by the Debtors immediately prior to Closing will be owned or available for use by the Reorganized Debtors and the Buyer on substantially similar terms and conditions immediately following the Closing. No other person or entity has any rights to any of the Debtors' Intellectual Property, and no other person or entity is infringing, violating or misappropriating any of the Debtors' Intellectual Property used in the businesses of the Debtors, other than such infringements, violations or misappropriations as would not in the aggregate have a Debtor Material Adverse Effect.

  (b) The business, operations and activities of each Debtor as presently conducted or as conducted at any time within the two years prior to the date of this Agreement have not materially infringed or violated, or constituted a material misappropriation of, and do not now materially infringe or violate, or constitute a material misappropriation of, any intellectual property rights of any other person or entity. Since January 30, 1997, no Debtor has received any written, or to its knowledge, verbal, complaint, claim or notice alleging any such infringement, violation or misappropriation which has not been disposed of through a settlement agreement described in Section 2.11(b) of the Company Disclosure Schedule.

  (c) Section 2.11(c) of the Company Disclosure Schedule sets forth each patent or trademark registration which has been issued to or is owned by any Debtor with respect to any Debtors' Intellectual Property, identifies each pending patent or trademark application or application for registration which any Debtor has made or which any Debtor owns with respect to any Debtors' Intellectual Property, identifies, with respect to each such patent or trademark registration or application: (i) the jurisdiction or jurisdictions where such filings have been made;

and (ii) an estimate of the aggregate application, renewal, continuation or other fees payable with respect to such patent or trademark registrations and applications within six months of the date of this Agreement, and identifies each license or other agreement pursuant to which any Debtor has granted (other than in the Ordinary Course of Business) any rights to any third party with respect to any Debtors' Intellectual Property. The Debtors have delivered or otherwise made available to the Buyer true and complete copies of all such licenses and agreements (each as amended to date) and have made available to the Buyer true and complete copies of all other written documentation evidencing ownership of, and any claims or disputes relating to, each such item, as well as all patents and trademark registrations and applications.

  (d) Section 2.11(d) of the Company Disclosure Schedule sets forth each item of Debtors' Intellectual Property (other than commercially available software generally available to the public at a license fee of less than $10,000) used by any Debtor in the operation of its business that is owned by a party other than the party using it. The Debtors have delivered or otherwise made available to the Buyer true and complete copies of all licenses, sublicenses or other agreements (each as amended to date) pursuant to which any Debtor uses such Debtors' Intellectual Property, all of which are set forth in
Section 2.11(d) of the Company Disclosure Schedule.

  (e) The Debtors have previously delivered or otherwise made available to the Buyer true and complete copies of all internal reports, investigations, analyses or other documents concerning the Debtors' Year 2000 compliance.

  2.12 Real Property Leases. Section 2.12 of the Company Disclosure Schedule lists all real property (other than tower sites) leased or subleased to the Debtors, indicating, in each case, the term of the lease and any extension and expansion options and the rent payable under such lease. The Debtors have made available to the Buyer true and complete copies of all such leases and subleases (each as amended to date), together with true and complete lists of the tower sites omitted from Section 2.12 of the Company Disclosure Schedule. With respect to each such lease and sublease:

    (a) the lease or sublease is legal, valid, binding, enforceable and in full force and effect, subject to the effect of the Chapter 11 Proceeding and bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity;

    (b) if assumed pursuant to the Amended Plan, the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing with the same terms as in effect immediately prior to the Closing, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity;

    (c) none of the Debtors, nor, to the Parent's or the Company's knowledge, any other party to the lease or sublease, is in material breach or default, and no event (other than (i) the nonpayment of rent or other charges by the Debtors with respect to periods prior to the Filing Date or (ii) the commencement of the Chapter 11 Proceeding) has occurred which, with notice or lapse of time, would constitute a material breach or default by the Debtors or, to the Parent's or the Company's knowledge, by any such other party, or permit termination, modification or acceleration thereunder;

    (d) to the knowledge of the Debtors, there are no material disputes, oral agreements or forbearance programs in effect as to the lease or sublease;

    (e) none of the Debtors has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

    (f) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

    (g) other than in the Ordinary Course of Business, no construction, alteration or other leasehold improvement work with respect to the lease or sublease remains to be paid for or performed by the Debtors (except amounts owing for periods prior to the Filing Date).

  2.13 Contracts.

  (a) Section 2.13 of the Company Disclosure Schedule sets forth a true and complete list of all written arrangements (including, without limitation, written agreements) to which any Debtor is a party which, pursuant to the rules and regulations of the SEC, would have to be attached as exhibits as material contracts to an Annual Report on Form 10-K filed by the Parent or the Company if such Annual Report were filed on the date of this Agreement.

  (b) The Debtors have delivered or otherwise made available to the Buyer a true and complete copy of each written arrangement (each as amended to date) required to be listed in Section 2.13 of the Company Disclosure Schedule. With respect to each written arrangement so listed: (i) as to a prepetition agreement susceptible of assumption, upon the assumption thereof by the Debtors pursuant to Section 365 of the Bankruptcy Code as specified in the Amended Plan, the written arrangement will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing with the same terms as in effect immediately prior to the Closing, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and (ii) none of the Debtors nor, to the Parent's or the Company's knowledge, any other party, is in material breach or default, and no event (other than (x) the failure by the Debtor to pay an amount due thereunder with respect to goods or services rendered prior to the Filing Date, (y) the failure by the Debtor to render goods or services thereunto prior to the Filing Date or (z) the commencement of the Chapter 11 Proceeding) has occurred which with notice or lapse of time would constitute a material breach or default by the Debtors or, to the Parent's or the Company's knowledge, by any such other party, or permit termination, modification or acceleration, under the written arrangement. None of the Debtors is a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in Section 2.13 of the Company Disclosure Schedule under the terms of this Section 2.13. None of the Debtors is restricted by any arrangement from carrying on its business anywhere in the United States.

  2.14 Licenses and Authorizations.

  (a) The Debtors hold all licenses, permits, certificates, franchises, ordinances, registrations, or other rights, applications and authorizations filed with, granted or issued by, or entered by any Governmental Entity, including, without limitation, the FCC or any state or local regulatory authorities or any state or local public service commission or public utility commission (each, a "State Authority") asserting jurisdiction over any Debtor or its businesses or assets, that are required for the conduct of their businesses as currently being conducted (each as amended to date) (collectively, the "Debtor Authorizations"), other than such licenses, permits, certificates, franchises, ordinances, registrations or other rights, applications and authorizations the absence of which would not in the aggregate materially impair the ability of either the Parent or the Company to consummate the transactions contemplated hereby or of the Reorganized Debtors to own and operate the properties, assets and businesses of the Debtors following the Closing. Section 2.14(a) of the Company Disclosure Schedule contains a true and complete list of such Debtor Authorizations.

  (b) Section 2.14(b) of the Company Disclosure Schedule contains a true and complete list of (i) each application of the Debtors pending before the FCC (collectively, the "Debtor FCC Applications"); (ii) each FCC permit and FCC license which is not a Debtor Authorization but in which any Debtor, directly or indirectly, holds an interest, including as a stakeholder in the licensee (collectively, the "Indirect Debtor Authorizations"); and (iii) all licenses, certificates, consents, permits, approvals and authorizations for the benefit of the Debtors pending before any State Authority (collectively, the "Debtor State Applications"). The Debtor Authorizations, the Debtor FCC Applications, the Indirect Debtor Authorizations and the Debtor State Applications (collectively, the "Debtor Licenses and Authorizations") are the only federal, state or local licenses, certificates, consents, permits, approvals and authorizations that are required for the conduct of the business and operations of the Debtors as presently conducted, other than such consents, permits, approvals or authorizations the absence of which would not in the aggregate materially impair the ability of either the Parent or the Company to either consummate the transactions contemplated hereby or of the Reorganized Debtors to own and operate the properties, assets and businesses of the Debtors following the Closing.

  (c) The Debtor Authorizations and, to the Parent's and the Company's knowledge, the Indirect Debtor Authorizations are in full force and effect and, other than Security Interests in favor of the lenders under the DIP Loan Agreement and the Pre-Petition Lenders, have not been pledged or otherwise encumbered, assigned, suspended, modified in any material adverse respect, canceled or revoked, and each Debtor has operated in compliance with all terms thereof or any renewals thereof applicable to it, other than where the failure to so comply would not in the aggregate have a Debtor Material Adverse Effect or materially impair the ability of either the Parent or the Company to consummate the transactions contemplated hereby or of the Reorganized Debtors to own and operate the properties, assets and businesses of the Debtors following the Closing. No event has occurred with respect to any of the Debtor Authorizations which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such Debtor Authorizations. To the knowledge of the Parent or the Company, there is not pending any application, petition, objection or other pleading with the FCC, any State Authority or any similar body having jurisdiction or authority over the operations of the Debtors which questions the validity of or contests any Debtor Authorization or which could reasonably be expected, if accepted or granted, to result in the revocation, cancellation, suspension or any materially adverse modification of any Debtor Authorization.

  (d) Except for approval by the Bankruptcy Court or by the FCC as contemplated by Section 4.15 or as set forth in Section 2.14(d) of the Company Disclosure Schedule, no permit, consent, approval, authorization, qualification or registration of, or declaration to or filing with, any Governmental Entity is required to be obtained or made by any Debtor in connection with the transfer or deemed transfer of the Debtor Licenses and Authorizations to the Buyer as a result of the consummation of the transactions contemplated hereby, except where the failure to obtain or make such permit, consent, approval, authorization, qualification, registration, declaration or filing would not materially impair the ability of the Company to consummate the transactions contemplated hereby or the Reorganized Debtors to own and operate the properties, assets and businesses of the Debtors following the Closing.

  2.15 Litigation. Except as to claims arising prior to the Filing Date that are within the jurisdiction of the Bankruptcy Court or are to be resolved in the Chapter 11 Proceeding or by force of the discharge granted to the Debtors in connection with the Chapter 11 proceeding, as of the date of this
Agreement: (a) there is no action, suit, proceeding or investigation to which any Debtor is a party (either as a plaintiff or defendant) pending or, to the Parent's or the Company's knowledge, threatened before any court, Governmental Entity or arbitrator, and, to the Parent's or the Company's knowledge, there is no basis for any such action, suit, proceeding or investigation; (b) none of the Debtors nor, to the Parent's or the Company's knowledge, any officer, director or employee of any Debtor has been permanently or temporarily enjoined by any order, judgment or decree of any court or Governmental Entity from engaging in or continuing to conduct the business of the Debtors; and (c) no order, judgment or decree of any court or Governmental Entity has been issued in any proceeding to which any Debtor is or was a party or, to the Parent's or the Company's knowledge, in any other proceeding, that enjoins or requires any Debtor to take action of any kind with respect to its businesses, assets or properties. Except for the regulatory matters addressed in Section 2.14, none of the actions, suits, proceedings or investigations listed in
Section 2.15 of the Company Disclosure Schedule, individually or collectively, if determined adversely to the interests of the Debtors, would have a Debtor Material Adverse Effect.

  2.16 Employees.

  (a) Section 2.16(a) of the Company Disclosure Schedule sets forth a true and complete list as of the most recent practicable date of all employment contracts or agreements relating to employment to which any of the Debtors is a party which are not terminable by the Debtors without penalty upon less than 30 or fewer days' notice.

  (b) There are no collective bargaining agreements to which any of the Debtors is a party. No Debtor has experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes and, to the Parent's or the Company's knowledge, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to its employees. To the knowledge of the Parent or the Company, there is no reasonable basis to believe that any Debtor will be subject to any labor strike or other organized work force disturbance following the Closing.

  2.17 Employee Benefits.

  (a) Section 2.17(a) of the Company Disclosure Schedule contains a true and complete list of all Employee Benefit Plans (as defined below in this Section 2.17(a)) maintained, or contributed to, by any Debtor or any ERISA Affiliate (as defined below in this Section 2.17(a)) of any Debtor ("Company Employee Benefit Plans"). For purposes of this Agreement, "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), any "employee welfare benefit plan" (as defined in Section 3(l) of ERISA), and any other material written or oral plan, agreement or arrangement involving direct or indirect employee compensation, including, without limitation, insurance coverage, severance benefits, disability benefits, pension, retirement plans, profit sharing, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation. For purposes of this Agreement, "ERISA Affiliate" means any member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code); (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code); or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code). True and complete copies of (i) all Company Employee Benefit Plans that have been reduced to writing; (ii) written summaries of all unwritten Company Employee Benefit Plans; (iii) all trust agreements, insurance contracts and summary plan descriptions related to the Company Employee Benefit Plans; (iv) the annual report filed on IRS Form 5500, 5500C or 5500R, if applicable, for the most recent plan year for each Company Employee Benefit Plan; and (v) the most recent qualification letter issued by the Internal Revenue Service with respect to each Company Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code, have been made available to the Buyer. Each Company Employee Benefit Plan has been administered in accordance with its terms in all material respects, and each Debtor and, to the Parent's or the Company's knowledge, each ERISA Affiliate of any Debtor has in all material respects met its obligations (if any) with respect to each Company Employee Benefit Plan and has made all required contributions (if any) thereto. The Debtors and all Company Employee Benefit Plans are in compliance in all material respects with the currently applicable provisions (if any) of ERISA, the Code and other applicable federal, state and foreign laws and the regulations thereunder. Each Company Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code is so qualified. Each Company Employee Benefit Plan that is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been reviewed for compliance with, and has satisfied the requirements of, said Sections for each plan year ending prior to the Closing.

  (b) To the Parent's or the Company's knowledge, as of the date of this Agreement, there are no inquiries or investigations by any Governmental Entity, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Company Employee Benefit Plans and proceedings with respect to qualified domestic relations orders), suits or proceedings against or involving any Company Employee Benefit Plan or asserting any rights or claims to benefits under any Company Employee Benefit Plan.

  (c) Neither any Debtor nor, to the Parent's or the Company's knowledge, any ERISA Affiliate of any Debtor has ever maintained a Company Employee Benefit Plan subject to Section 412 of the Code, Part 3 of Subtitle B of Title I of ERISA, or Title IV of ERISA. At no time has any Debtor or, to the Parent's or the Company's knowledge, any ERISA Affiliate of any Debtor been obligated to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) that is subject to Title IV of ERISA. No act or omission has occurred and no condition exists with respect to any Company Employee Benefit Plan that would subject any Debtor or, to the Company's knowledge, any ERISA Affiliate of any Debtor to any material fine, penalty, Tax or liability of any kind imposed under ERISA or the Code. No prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any Company Employee Benefit Plan that is subject to ERISA or the Code. No Company Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits any Debtor from amending or terminating any such Company Employee Benefit Plan and any Company Employee

Benefit Plan may be terminated without liability to any Debtor or the Buyer, except for benefits accrued through the date of termination. Except as may be required by Part 6 of Title I of ERISA or similar state laws regarding continuation of benefits, no former employees participate in any employee welfare benefit plans listed in Section 2.17(a) of the Company Disclosure Schedule beyond the month of the termination of his employment. No Company Employee Benefit Plan includes in its assets any securities issued by the Debtors. No Company Employee Benefit Plan has been subject to tax under
Section 511 of the Code.

  (d) Section 2.17(d) of the Company Disclosure Schedule lists each: (i) agreement with any director, executive officer or other key employee of the Debtors (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Debtors of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits upon the consummation of any transaction or after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive a payment from any Debtor that may be subject to the tax imposed by
Section 4999 of the Code or may constitute a "parachute payment" under Section 280G of the Code; and (iii) agreement or plan binding any Debtor, including, without limitation, any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Company Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

  2.18 Environmental Matters.

  Except for Sections 2.5(a), 2.23 and 2.24, this Section 2.18 contains the exclusive representations and warranties of the Parent and the Company concerning environmental matters, including but not limited to Environmental Laws and Materials of Environmental Concern (as both of those terms are defined below in this Section 2.18). Each of the Parent and the Company represents and warrants as follows:

    (a) Each of the Debtors is in compliance with all applicable Environmental Laws (as defined below in this Section 2.18(a)), other than where the failure to be in compliance would not in the aggregate have a Debtor Material Adverse Effect. There is no pending or, to the Parent's or the Company's knowledge, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or written notice of investigation or inquiry or written information request by any Governmental Entity, relating to any Environmental Law involving any Debtors or their respective assets and properties. For purposes of this Agreement, "Environmental Law" means any foreign, federal, state or local law, statute, permits, orders, rule or regulation or the common or decisional law relating to the environment or occupational health and safety, including, without limitation, any statute, regulation or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination;
  (iv) the release or threatened release into the environment of industrial, toxic or hazardous substances, or solid or hazardous waste, including, without limitation, emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wildlife, marine sanctuaries and wetlands, including, without limitation, all endangered and threatened species; (vi) storage tanks, vessels and containers; (vii) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; (viii) health and safety of employees and other persons; and
  (ix) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste. For the purposes of this Agreement, the terms "release" and "environment" shall have the meaning set forth in the United States Comprehensive Environmental Compensation, Liability and Response Act of 1980 ("CERCLA").

    (b) There have been no releases of any Materials of Environmental Concern (as defined below in this Section 2.18(b)) into the environment at any parcel of real property or any facility formerly or currently owned, operated or controlled by any Debtor for which any Debtor may be liable under any Environmental Law of the jurisdiction in which such property or facility is located, other than such releases as would not in the aggregate have a Debtor Material Adverse Effect. With respect to any such releases of Materials of Environmental Concern, the Debtor has given all required notices (if any) to Governmental Entities (copies of which have been provided to the Buyer). There have been no releases of Materials of Environmental Concern at parcels of real property or facilities other than those owned, operated or controlled by the Debtors that could reasonably be expected to have an impact on the real property or facilities owned, operated or controlled by the Debtors, other than such impacts as would not in the aggregate have a Debtor Material Adverse Effect. For purposes of this Agreement, "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA or any Environmental Law), solid wastes and hazardous wastes (as such terms are defined under the United States Resources Conservation and Recovery Act or any Environmental Law), toxic materials, oil or petroleum and petroleum products, or any other material subject to regulation under any Environmental Law, except for normal office and cleaning products.

    (c) Set forth in Section 2.18 of the Company Disclosure Schedule is a list of all environmental reports, investigations and audits which to the knowledge of the Parent or the Company (whether conducted by or on behalf of the Debtors or a third party, and whether done at the initiative of the Debtors or directed by a Governmental Entity or other third party) were issued during the past five years relating to premises formerly or currently owned, operated or controlled by the Debtors. True and complete copies of any such report, or the results of any such investigation or audit, which to the knowledge of the Parent or the Company are in the possession of the Parent or the Company (or can be obtained by the Company through reasonable efforts), have been delivered or otherwise made available to the Buyer.

    (d) Neither the Parent nor the Company has any knowledge of any material environmental liability of the solid and hazardous waste transporters and treatment, storage and disposal facilities that have been utilized by Debtors.

    (e) The Debtors hold all Environmental Authorizations (as defined below in this Section 2.18(e)) that are legally required for the conduct of their businesses as currently conducted, other than where the failure to hold such Environmental Authorizations would not in the aggregate have a Debtor Material Adverse Effect, and such Environmental Authorizations (if any) are listed in Section 2.18 of the Company Disclosure Schedule. For purposes of this Agreement, the term "Environmental Authorization" means any license, permit, certificate, or other authorization from a Governmental Entity under any applicable Environmental Law. Each of the Debtors is and has been in compliance with all such Environmental Authorizations, other than such noncompliance as would not in the aggregate have a Debtor Material Adverse Effect.

    (f) None of the transactions contemplated by this Agreement or the Amended Plan will require the Company or the Debtors to comply with an Environmental Property Transfer Act (as defined below in this Section 2.18(f)). For purposes of this Agreement, the term "Environmental Property Transfer Act" means any applicable law (including rules, regulations and administrative orders thereunder) of any federal, state, local or foreign government that requires any notification or disclosure of environmental conditions in connection with the transfer, sale, lease or closure of any property.

  2.19 Legal Compliance. Each Debtor and the conduct and operation of its respective business is and has been in compliance with each law (including rules, regulations and administrative orders thereunder) of any federal, state, local or foreign government, or any Governmental Entity, that (a) affects or relates to this Agreement or the transactions contemplated hereby or (b) is applicable to the Debtors or their respective businesses, other than where the failure to be or to have been in compliance would not in the aggregate have a Debtor Material Adverse Effect or materially impair the ability of the Parent or the Company to consummate the transactions contemplated hereby or the Reorganized Debtors to own and operate the properties, assets and businesses of the Debtors following the Closing.

  2.20 Subscriber Cancellations; Suppliers. The Debtors have previously delivered or otherwise made available to the Buyer true and complete reports of the number of paging units the Debtors had in service on a quarterly basis for its most recent fiscal year and the interim period covered by the Company Financial Statements, and the number of subscriber cancellations the Debtors had for each such period. To the knowledge of the Parent or the Company, no material supplier of any Debtors has indicated within the past year that it will stop, or decrease the rate of, supplying materials, products or services to them.

  2.21 Capital Expenditures. The Debtors have previously delivered to the Buyer a true and complete list of all capital expenditures in an amount in excess of $300,000 incurred by the Debtors during 1997, which list is attached as Section 4.5(a) of the Company Disclosure Schedule.

  2.22 Brokers' Fees. None of the Debtors has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

  2.23 Certain Information. None of the information supplied by the Debtors for inclusion or incorporation by reference in (i) the Prospectus and Registration Statement (each as defined in Section 4.13) or (ii) any document to be filed with the SEC, the FCC or any other Governmental Entity in connection with the transactions contemplated hereby will, at the respective times filed with the SEC, the FCC or other Governmental Entity and, in addition, (A) in the case of the Prospectus, at the time it or any amendment or supplement thereto is mailed to the Buyer's stockholders and at the time of the Meeting (as defined in Section 4.12) and at the Closing and, (B) in the case of the Registration Statement, at the time it becomes effective under the Securities Act, contain any untrue statement of the Debtors of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation is made by the Debtors with respect to statements made in any of the foregoing documents based upon information supplied by the Buyer.

  2.24 Disclosure. No representation or warranty by the Debtors contained in this Agreement, and no statement contained in the Company Disclosure Schedule or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of the Debtors pursuant to this Agreement, contains or will as of the Closing Date contain any untrue statement of a material fact or omits or will as of the Closing Date omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

                                  ARTICLE III

                  Representations and Warranties of the Buyer

  The Buyer represents and warrants to the Parent and the Company that the statements contained in this Article III are true and complete, except as set forth in the disclosure schedule of the Buyer delivered to the Company simultaneously with the execution and delivery hereof (the "Buyer Disclosure Schedule"). The Buyer Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article III, and the disclosures in any section or paragraph of the Buyer Disclosure Schedule shall qualify other sections or paragraphs in this Article III only to the extent that it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections or paragraphs. For purposes of this Agreement, a "Buyer Material Adverse Effect" shall mean a material adverse effect on the businesses, assets (including licenses, franchises and other intangible assets), financial condition, operating income and prospects of the Buyer and its subsidiaries, taken as a whole, excluding any effect generally applicable to the economy or the industry in which the Buyer conducts its business.

  3.1 Organization Qualification, Corporate Power and Authority.

  (a) Each of the Buyer and the Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Buyer and the Merger Subsidiary is duly qualified to conduct business and is in good standing under the laws of each jurisdiction (each such jurisdiction being set forth in Section 3.1(a) of the Buyer Disclosure Schedule) in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, other than where the failure to be so qualified would not in the aggregate have a Buyer Material Adverse Effect. Each of the Buyer and the Merger Subsidiary has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Buyer has furnished to the Company true and complete copies of the Buyer's and the Merger Subsidiary's respective certificates of incorporation and by-laws, each as amended and as in effect on the date hereof. Each of the Buyer and the Merger Subsidiary has at all times complied with, and is not in default under or in violation of, any provision of its certificate of incorporation or by-laws, other than where the failure to so comply and such defaults and violations would not in the aggregate have a Buyer Material Adverse Effect.

  (b) Each of the Buyer and the Merger Subsidiary has all requisite power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement by the Buyer and the Merger Subsidiary and, subject to the approval of the Buyer Charter Amendment (as defined in Section 4.12) and the Buyer Share Issuance (as defined below in this Section 3.1(b)) by the stockholders of the Buyer, the performance of this Agreement and the consummation of the transactions contemplated hereby by the Buyer and the Merger Subsidiary have been duly and validly authorized by all necessary corporate action on the part of the Buyer and the Merger Subsidiary. This Agreement has been duly and validly executed and delivered by the Buyer and the Merger Subsidiary and constitutes a valid and binding obligation of the Buyer and the Merger Subsidiary, enforceable against the Buyer and the Merger Subsidiary in accordance with its terms. For purposes of this Agreement, "Buyer Share Issuance" means the issuance by the Buyer of shares of its capital stock as contemplated by this Agreement and the Amended Plan, including (i) the issuance of the Plan Shares as contemplated by the Merger Agreement and the Amended Plan, (ii) the issuance of shares of Buyer Common Stock and, if applicable, shares of Class B Common Stock, par value $0.01 per share, of the Buyer ("Buyer Class B Common Stock") having the terms specified in the Buyer Charter Amendment upon exercise of Rights issued pursuant to the Rights Offering or issued to the Standby Purchasers (or their assignees or persons in substitution therefor) pursuant to the Standby Purchase Commitments in connection with the Rights Offering, and (iii) the issuance of the Buyers Warrants issued by the Buyer (x) pursuant to the Rights Offering, (y) to the Standby Purchasers in connection with the Rights Offering, and (z) pursuant to the Buyer Distribution, and the issuance of shares of Buyer Common Stock upon exercise of any of the foregoing Buyer Warrants.

  3.2  Capitalization.

  (a) The authorized capital stock of the Buyer consists of 75,000,000 shares of Buyer Common Stock and 10,000,000 shares of preferred stock, $.01 par value ("Buyer Preferred Stock"), of which 100,000 shares have been designated as Series B Junior Participating Preferred Stock and 250,000 shares have been designated as Series C Convertible Preferred Stock. As of the date hereof, (i) 21,067,110 shares of Buyer Common Stock are issued and outstanding, (ii) no shares of Buyer Common Stock are held in the treasury of the Buyer, (iii) 2,740,381 shares of Buyer Common Stock are issuable upon exercise of certain outstanding options or are reserved for issuance pursuant to the Buyer's existing stock option and purchase plans, and (iv) 5,343,305 shares of Buyer Common Stock are reserved for issuance upon exercise of other convertible securities of the Buyer. As of the date hereof, no shares of Series B Junior Participating Preferred Stock and 250,000 shares of Series C Convertible Preferred Stock are issued and outstanding, and no shares of Buyer Preferred Stock are held in the treasury of the Buyer. Except for such options and such other convertible securities and except for the rights to purchase shares of Series B Junior Participating Preferred Stock of the Buyer (the "Preferred Rights") issued pursuant to the Rights Agreement dated as of October 13, 1995 (the "Rights Agreement"), between the Buyer and The Bank of New York, as Rights Agent, there are no options, warrants, rights, calls, convertible instruments, agreements or commitments to which the Buyer or any Buyer Subsidiary is a party or which are binding upon any of them (other than this Agreement) providing for the issuance, disposition or acquisition of any of its capital stock or stock appreciation, phantom stock or similar rights. All the issued and outstanding shares of the Buyer's capital stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.

  (b) All the outstanding shares of capital stock of each of the Buyer Subsidiaries are beneficially owned by the Buyer, directly or indirectly, free and clear of any restrictions on transfer (other than restrictions under the

Securities Act and state or foreign securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities or demands, and all such shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

  (c) There are no voting trusts, proxies or other agreements or understandings to which the Buyer or any of the Buyer Subsidiaries is a party with respect to the voting of the capital stock of the Buyer or any Buyer Subsidiary. None of the Buyer or the Buyer Subsidiaries is required to redeem, repurchase or otherwise acquire shares of capital stock or debt securities of the Buyer or of any Buyer Subsidiary as a result of the transactions contemplated by this Agreement.

  (d) The authorized capital stock of the Merger Subsidiary consists of 1,000 shares of common stock, $.01 par value, all of which are issued and outstanding and held beneficially and of record by the Buyer.

  (e) The shares of Buyer Common Stock to be issued and distributed as contemplated by Section 1.3(e) and Section 1.6 of this Agreement and the shares of Buyer Common Stock, the shares of Buyer Class B Common Stock, if applicable, and the Buyer Warrants to be issued and delivered pursuant to the Rights Offering (as defined in Section 4.20(a)) or as contemplated by the Standby Purchase Commitments, in each case when so issued and distributed or delivered, as the case may be, and the shares of Buyer Common Stock issued upon conversion of such shares of Buyer Class B Common Stock, if applicable, when so converted in accordance with the Buyer Charter Amendment (as defined in Section 4.12), and the shares of Buyer Common Stock issued upon exercise of Buyer Warrants, when issued, paid for and delivered as provided in the Buyer Warrant Agreement, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

  3.3 Noncontravention. Except for the applicable requirements of the Securities Act and the Exchange Act, any applicable state and foreign securities laws, the HSR Act, the Communications Act and the regulations of the FCC, and state public utility, telecommunication or public service laws, neither the execution and delivery of this Agreement by each of the Buyer and the Merger Subsidiary nor the consummation of the transactions contemplated hereby will (a) conflict with or violate any provision of the Buyer's or Merger Subsidiary's respective certificate of incorporation or by-laws, (b) require on the part of the Buyer and/or the Merger Subsidiary any filing with, or any permit, authorization, consent or approval of, any Governmental Entity, other than where the failure to make or obtain such filings, permits, authorizations, consents or approvals would not in the aggregate have a Buyer Material Adverse Effect or materially adversely affect the ability of the Buyer to operate the business of the Buyer following the Effective Time, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Buyer or any Buyer Subsidiary is a party or by which the Buyer or any Buyer Subsidiary is bound or to which any of their respective assets are subject or any judgment, order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any Buyer Subsidiary or any of their respective properties or assets, other than such conflicts, violations, breaches, defaults, accelerations, terminations, modifications, cancellations or notices, consents or waivers as would not in the aggregate have a Buyer Material Adverse Effect, or (d) result in the imposition of any Security Interest upon any assets of the Buyer or any Buyer Subsidiary.

  3.4 Business Entities.

  (a) Section 3.4(a) of the Buyer Disclosure Schedule sets forth a true and complete list of each corporation, partnership, limited liability company or other form of business association in which the Buyer, directly or indirectly, owns any equity interest or any security convertible into or exchangeable for an equity interest (each a "Buyer Business Entity") which is material to the Buyer.

  (b) The Buyer Business Entities listed in Section 3.4(b) of the Buyer Disclosure Schedule are the only Buyer Business Entities which have conducted any operations, trade or businesses of the Buyer since January

30, 1997, hold any Buyer Authorizations (as defined in Section 3.14(a)) or own any assets necessary for the conduct of the businesses of the Buyer as currently conducted.

  (c) The Buyer owns all the outstanding equity interests in each Buyer Business Entity. For purposes of this Agreement, "Buyer Subsidiary" means any Buyer Business Entity in which the Buyer, directly or indirectly, owns a majority of the equity interests.

  (d) No Buyer Business Entity is in default under or in violation of any provision of its organizational documents. To the knowledge of the Buyer, all the issued and outstanding equity interests of each Buyer Business Entity are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All equity interests of each Buyer Business Entity are held of record or owned beneficially by the Buyer free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state or foreign securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands.

  (e) There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any equity interests of any Buyer Business Entity to which the Buyer or any Buyer Subsidiary is a party or by which it is bound, or, to the Buyer's knowledge, any other such trusts, proxies, agreements or understandings.

 3.5 Reports and Financial Statements.

  (a) The Buyer has previously furnished to the Debtors true and complete copies, each as amended or supplemented to date, of (i) the Buyer's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as filed by the Buyer with the SEC, and (ii) all other reports, statements, exhibits and other documents filed by the Buyer with the SEC under Section 13 or 15 of the Exchange Act (which are all the reports, statements, exhibits and other documents required to be so filed) since December 31, 1997 (such materials, together with any amendments or supplements thereto, collectively being referred to herein as the "Buyer Reports"). As of their respective dates, the Buyer Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such Buyer Reports and the Buyer Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of the Buyer included in the Buyer Reports (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and, in the case of interim financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Buyer as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of the Buyer.

  (b) The accounts receivable of the Buyer and its subsidiaries reflected on the consolidated balance sheet of the Buyer as of June 30, 1998 (the "Buyer Balance Sheet Date"), filed by the Buyer as part of its Quarterly Report on Form 10-Q for the quarter that ended on such date (the "Most Recent Buyer Balance Sheet"), and those arising since the date of the Most Recent Buyer Balance Sheet, are valid receivables subject to no set-offs or counterclaims, net of a reserve for bad debts, which reserve is reflected on the Most Recent Buyer Balance Sheet. The inventories of the Buyer and its subsidiaries reflected on the Most Recent Buyer Balance Sheet are of a quality and quantity useable and/or saleable in the Ordinary Course of Business, except as written down to net realizable value on the Most Recent Buyer Balance Sheet. All inventory shown on the Most Recent Buyer Balance Sheet has been priced at the lower of cost or net realizable value.

  3.6 Absence of Certain Changes. Since the Buyer Balance Sheet Date, (a) there has not been any Buyer Material Adverse Effect, nor has there occurred any event or development that would have a Buyer Material Adverse Effect and
(b) the Buyer has not taken any action that would be prohibited by subsection
(b) of Section 4.5 below if taken from and after the date of this Agreement.

  3.7 Undisclosed Liabilities. Neither the Buyer nor any Buyer Subsidiary has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, whether due or to become due), except for
(a) liabilities separately shown or expressly reserved on the Most Recent Buyer Balance Sheet, (b) liabilities that have arisen since the Buyer Balance Sheet Date in the Ordinary Course of Business of the Buyer or any Subsidiary and that are similar in nature and amount to the liabilities that arose during the comparable period of time in the immediately preceding fiscal period; and
(c) liabilities incurred in the Ordinary Course of Business of the Buyer that are not required by GAAP to be reflected on the Most Recent Buyer Balance Sheet and that are not in the aggregate material.

  3.8 Tax Matters.

  (a) Each of the Buyer and the Buyer Subsidiaries has filed all Tax Returns that it was required to file, and all such Tax Returns were true and complete in all material respects. Neither the Buyer nor any Buyer Subsidiary is or has even been a member of a group of corporations which has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which the Buyer and the Buyer Subsidiaries are or were members. Except as described in Section 3.8(a) of the Buyer Disclosure Schedule, (i) each group of corporations with which the Buyer has filed (or was required to file) consolidated, combined, unitary or similar Tax Returns (a "Buyer Affiliated Group") has filed all Tax Returns that it was required to file with respect to any period in which the Buyer was a member of such Buyer Affiliated Group (a "Buyer Affiliated Period") and (ii) all such Tax Returns were true and complete in all material respects. Each of the Buyer and the Buyer Subsidiaries has paid on a timely basis all Taxes (as defined below) that were due and payable and, to the Buyer's knowledge, each member of a Buyer Affiliated Group has paid all Taxes that were due and payable with respect to all Buyer Affiliated Periods. The unpaid Taxes of the Buyer for tax periods through the Most Recent Buyer Balance Sheet do not exceed the accruals and reserves (other than accruals and reserves established to reflect timing differences between book and tax income) for Taxes reflected on the Most Recent Buyer Balance Sheet. All Taxes that the Buyer or any Buyer Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

  (b) The Buyer has delivered or otherwise made available to the Company true and complete copies of all federal income Tax Returns of the Buyer and the Buyer Subsidiaries, together with all related examination reports and statements of deficiencies, for all periods commencing after December 31, 1993 and, to the extent in the possession of the Buyer, true and complete copies of the portion of the federal income Tax Returns of any member of a Buyer Affiliated Group, together with all related examination reports and statements of deficiency, relating to the activities of the Buyer or any Buyer Subsidiary for all Buyer Affiliated Periods commencing after December 31, 1993. The federal income Tax Returns of each of the Buyer, any Buyer Subsidiary and, each member of a Buyer Affiliated Group have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 3.8(b) of the Buyer Disclosure Schedule. The Buyer has delivered or otherwise made available to the Company true and complete copies of all other Tax Returns of the Buyer and each Buyer Subsidiary, together with all related examination reports and statements of deficiency, for all periods commencing after December 31, 1993 and, to the extent in the possession of the Buyer, true and complete copies of the portion of all other Tax Returns, of any member of a Buyer Affiliated Group, together with all related examination reports and statements of deficiency, relating to the activities of the Buyer or any Buyer Subsidiary for all Affiliated Periods commencing after December 31, 1993. No examination or audit of any Tax Return of the Buyer, any Buyer Subsidiary or, to the Buyer's knowledge, any member of a Buyer Affiliated Group with respect to an Affiliated Period by any Governmental Entity is currently in progress or, to the knowledge of the Buyer, threatened or contemplated. Neither the Buyer, any Buyer Subsidiary nor, to the Buyer's knowledge, any member of a Buyer Affiliated Group has been informed by any jurisdiction that the jurisdiction believes that the Buyer or any Buyer Subsidiary or any member of a Buyer Affiliated Group was required to file any Tax Return that was not filed on a timely basis. Neither the Buyer, any Buyer Subsidiary nor, to the Buyer's Knowledge, any member of a Buyer Affiliated Group has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

  (c) Neither the Buyer nor any Buyer Subsidiary (i) is a "consenting corporation" within the meaning of Section 341(f) of the Code and none of the assets of the Buyer or any Buyer Subsidiary is subject to an election under
Section 341(f) of the Code; (ii) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (iii) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an "excess parachute payment" under Section 280G of the Code; (iv) has any actual or potential liability for any Taxes of any person (other than the Buyer or any Buyer Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise; or (v) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

  (d) None of the assets of the Buyer or any Buyer Subsidiary: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

  (e) Neither the Buyer nor any Buyer Subsidiary has undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481(h) of the Code.

  (f) No state or federal "net operating loss" of the Buyer or any Buyer Subsidiary determined as of the Closing Date is subject to limitation on its use pursuant to Section 382 of the Code or comparable provisions of state law as a result of any "ownership change" within the meaning of Section 382(g) of the Code occurring prior to the Closing Date.

  (g) Section 3.8(g) of the Buyer Disclosure Schedule sets forth in reasonable detail the following information with respect to the Buyer and each Buyer Subsidiary as of the most recent practicable date: (i) the basis of the Buyer and each Buyer Subsidiary in their respective assets; (ii) the basis of the stockholder(s) in its stock (or the amount of any "excess loss account");
(iii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable; and (iv) the amount of any deferred gain or loss allocable arising out of any "deferred intercompany transaction."

  3.9 Tangible Assets. The Buyer and the Buyer Subsidiaries own or lease all tangible assets necessary for the conduct of their respective businesses as presently conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it is presently used, other than where the failures or defects would not in the aggregate have a Buyer Material Adverse Effect.

  3.10 Owned Real Property. The Buyer has previously made available to the Company a true and complete listing of all material real property that has been owned by the Buyer or any Buyer Subsidiary at any time on or after January 30, 1997. With respect to each parcel of real property which is currently owned by the Buyer or any Buyer Subsidiary, the identified owner has good record and marketable title to such parcel, free and clear of any Security Interest, easement, covenant or other restriction, except for Security Interests, easements, covenants and other restrictions which do not materially impair the use, occupancy or value of such parcel as presently used in the Buyer's or Buyer Subsidiaries' businesses.

  3.11 Intellectual Property.

  (a) The Buyer owns, licenses or otherwise has the legally enforceable right to use all patents, trademarks, trade names, service marks, copyrights, and any applications for such patents, trademarks, trade names, service marks and copyrights, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material used in the operation of the business of the Buyer or any Buyer Subsidiary or necessary for the operation of the business of the Buyer or any Buyer Subsidiary as presently conducted by the Buyer or any Buyer Subsidiary (collectively "Buyer Intellectual Property"). Each such item of Buyer Intellectual Property owned or available for use by the Buyer or a Buyer Subsidiary immediately prior to Closing will be owned or available for use by the Buyer or the Buyer Subsidiary on substantially similar terms and conditions immediately following the Closing. No other person or entity has any rights to any of the Buyer Intellectual Property, and no other person or entity is infringing, violating or misappropriating any of, the Buyer Intellectual Property used in the business of the Buyer, other than such infringements, violations or misappropriations as would not in the aggregate have a Buyer Material Adverse Effect.

  (b) The business, operations and activities of the Buyer and each Buyer Subsidiary as presently conducted or as conducted at any time within the two years prior to the date of this Agreement have not materially infringed or violated, or constituted a material misappropriation of, and do not now materially infringe or violate, or constitute a material misappropriation of, any intellectual property rights of any other person or entity. Since January 30, 1997, neither the Buyer nor any Buyer Subsidiary has received any written, or to its knowledge, verbal, complaint, claim or notice alleging any such infringement, violation or misappropriation which has not been disposed of through a settlement agreement described in Section 3.11(b) of the Buyer Disclosure Schedule.

  3.12 Real Property Leases. Section 3.12 of the Buyer Disclosure Schedule lists all real property (other than tower sites) leased or subleased to the Buyer or any Buyer Subsidiary, indicating, in each case, the term of the lease and the rent payable under such lease. The Buyer has made available to the Company true and complete copies of all such leases and subleases (each as amended to date). With respect to each such lease and sublease:

    (a) the lease or sublease is legal, valid, binding, enforceable and in full force and effect, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity;

    (b) neither the Buyer nor any Buyer Subsidiary nor, to the Buyer's knowledge, any other party to the lease or sublease, is in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default by the Buyer or any Buyer Subsidiary or, to the Buyer's knowledge, by any such other party, or permit termination, modification or acceleration thereunder;

    (c) to the knowledge of the Buyer, there are no material disputes, oral agreements or forbearance programs in effect as to the lease or sublease;

    (d) neither the Buyer nor any Buyer Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

    (e) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

    (f) other than in the Ordinary Course of Business, no construction, alteration or other leasehold improvement work with respect to the lease or sublease remains to be paid for or performed by the Buyer or any Buyer Subsidiary.

  3.13 Contracts. The Buyer has delivered or otherwise made available to the Company a true and complete copy of each written arrangement (each as amended to date) filed as an exhibit to any Buyer Report. With respect to each written arrangement (i) each written agreement will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing with the same terms as in effect immediately prior to the Closing, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and (ii) neither the Buyer nor any Buyer Subsidiary nor, to the Buyer's knowledge, any other party, is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default by the Buyer or any Buyer Subsidiary or, to the Buyer's knowledge, by any such other party, or permit termination, modification or acceleration, under the written arrangement. Neither the Buyer nor any Buyer Subsidiary is a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be filed as an exhibit as a material contract to an Annual Report on Form 10-K filed by the Buyer. Neither the Buyer nor any Buyer Subsidiary is restricted by any arrangement from carrying on its business anywhere in the United States.

  3.14 Licenses and Authorizations

  (a) The Buyer and the Buyer Subsidiaries hold all licenses, permits, certificates, franchises, ordinances, registrations, or other rights, applications and authorizations filed with, granted or issued by, or entered by any Governmental Entity, including, without limitation, the FCC or any State Authority asserting jurisdiction over the Buyer or any Buyer Subsidiary or its business or assets, that are required for the conduct of their businesses as currently being conducted (each as amended to date) (the "Buyer Authorizations"), other than such licenses, permits, certificates, franchises, ordinances, registrations or other rights, applications and authorizations the absence of which would not in the aggregate materially impair the ability of the Buyer to consummate the transactions contemplated hereby or of the Buyer to own and operate the properties, assets and businesses of the Buyer following the Closing. The Buyer has heretofore delivered to the Company a true and complete list of such Buyer Authorizations.

  (b) The Buyer has previously made available to the Company a true and complete list of (i) each application of the Buyer and/or any Buyer Subsidiary pending before the FCC (collectively, the "Buyer FCC Applications"); (ii) each FCC permit and FCC license which is not a Buyer Authorization but in which the Buyer or any Buyer Subsidiary, directly or indirectly, holds an interest, including as a stakeholder in the licensee (collectively, the "Indirect Buyer Authorizations"); and (iii) all licenses, certificates, consents, permits, approvals and authorizations for the benefit of the Buyer and the Buyer Subsidiaries, as applicable, pending before any State Authority (collectively, the "Buyer State Applications"). The Buyer Authorizations, the Buyer FCC Applications, the Indirect Buyer Authorizations and the Buyer State Applications (collectively, the "Buyer Licenses and Authorizations") are the only federal, state or local licenses, certificates, consents, permits, approvals and authorizations that are required for the conduct of the business and operations of the Buyer and the Buyer Subsidiaries as presently conducted, other than such consents, permits, approvals or authorizations the absence of which would not in the aggregate materially impair the ability of the Buyer and the Merger Subsidiary to either consummate the transactions contemplated hereby or of the Buyer and the Buyer Subsidiaries to own and operate the properties, assets and businesses of the Buyer and the Buyer Subsidiaries following the Closing.

  (c) The Buyer Authorizations and, to the Buyer's knowledge, the Indirect Buyer Authorizations are in full force and effect and have not been pledged or otherwise encumbered, assigned, suspended, modified in any material adverse respect, canceled or revoked, and the Buyer and the Buyer Subsidiaries have each operated in compliance with all terms thereof or any renewals thereof applicable to them, other than where the failure to so comply would not in the aggregate have a Buyer Material Adverse Effect or materially impair the ability of the Buyer to consummate the transactions contemplated hereby or of the Buyer to own and operate the properties, assets and businesses of the Buyer following the Closing. No event has occurred with respect to any of the Buyer Authorizations which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such Buyer Authorizations. To the knowledge of the Buyer, there is not pending any application, petition, objection or other pleading with the FCC, any State Authority or any similar body having jurisdiction or authority over the operations of the Buyer and the Buyer Subsidiaries which questions the validity of or contests any Buyer Authorization or which could reasonably be expected, if accepted or granted, to result in the revocation, cancellation, suspension or any materially adverse modification of any Buyer Authorization.

  (d) Except for approval by the Bankruptcy Court or by the FCC as contemplated by Section 4.15, or as set forth in Section 3.14(d) of the Buyer Disclosure Schedule, no permit, consent, approval, authorization, qualification or registration of, or declaration to or filing with, any Governmental Entity is required to be obtained or made by the Buyer or any Buyer Subsidiary in connection with the transfer or deemed transfer of the Buyer Licenses and Authorizations as a result of the consummation of the transactions contemplated hereby, except where the failure to obtain or make such permit, consent, approval, authorization, qualification, registration, declaration or filing would not materially impair the ability of the Buyer to consummate the transactions contemplated hereby or the Buyer to own and operate the properties, assets and businesses of the Buyer following the Closing.

  3.15 Litigation. Except as described in the Buyer Reports, as of the date of this Agreement: (a) there is no action, suit, proceeding or investigation to which the Buyer or any Buyer Subsidiary is a party (either as a plaintiff or defendant) pending or, to the Buyer's knowledge, threatened before any court, Governmental Entity or arbitrator, and, to the Buyer's knowledge, there is no basis for any such action, suit, proceeding or investigation; (b) neither the Buyer nor any Buyer Subsidiary nor, to the Buyer's knowledge, any officer, director or employee of the Buyer or any Buyer Subsidiary has been permanently or temporarily enjoined by any order, judgment or decree of any court or Governmental Entity from engaging in or continuing to conduct the business of the Buyer or any Buyer Subsidiary; and (c) no order, judgment or decree of any court or Governmental Entity has been issued in any proceeding to which the Buyer or any Buyer Subsidiary is or was a party or, to the Buyer's knowledge, in any other proceeding, that enjoins or requires the Buyer or any Buyer Subsidiary to take action of any kind with respect to its business, assets or properties. None of the actions, suits, proceedings or investigations listed in Section 3.15 of the Buyer Disclosure Schedule, individually or collectively, if determined adversely to the interests of the Buyer or any Buyer Subsidiary, would have a Buyer Material Adverse Effect.

  3.16 Employees.

  (a) There are no collective bargaining agreements to which Buyer or any Buyer Subsidiary is a party. Neither the Buyer nor any Buyer Subsidiary has experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes and, to the Buyer's knowledge, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to its employees. To the knowledge of the Buyer or any Buyer Subsidiary there is no reasonable basis to believe that the Buyer or any Buyer Subsidiary will be subject to any labor strike or other organized work force disturbance following the Closing.

  3.17 Employee Benefits.

  (a) Section 3.17(a) of the Buyer Disclosure Schedule contains a true and complete list of all Employee Benefit Plans maintained, or contributed to, by the Buyer or any Buyer Subsidiary or any ERISA Affiliate of the Buyer or any Buyer Subsidiary (the "Buyer Employee Benefit Plan"). True and complete copies of (i) all Buyer Employee Benefit Plans that have been reduced to writing;
(ii) written summaries of all unwritten Buyer Employee Benefit Plans; (iii) all trust agreements, insurance contracts and summary plan descriptions related to the Buyer Employee Benefit Plans; (iv) the annual report filed on IRS Form 5500, 5500C or 5500R, if applicable, for the most recent plan year for each Buyer Employee Benefit Plan; and (v) the most recent qualification letter issued by the Internal Revenue Service with respect to each Buyer Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code, have been made available to the Company. Each Buyer Employee Benefit Plan has been administered in accordance with its terms in all material respects, and the Buyer and each Buyer Subsidiary and, to the Buyer's knowledge, each ERISA Affiliate of the Buyer or any Buyer Subsidiary has in all material respects met its obligations (if any) with respect to each Buyer Employee Benefit Plan and has made all required contributions (if any) thereto. The Buyer, all Buyer Subsidiaries and all Buyer Employee Benefit Plans are in compliance in all material respects with the currently applicable provisions (if any) of ERISA, the Code and other applicable federal, state and foreign laws and the regulations thereunder. Each Buyer Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code is so qualified. Each Buyer Employee Benefit Plan that is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been reviewed for compliance with, and has satisfied the requirements of, said Sections for each plan year ending prior to the Closing.

  (b) To the Buyer's knowledge, as of the date of this Agreement, there are no inquiries or investigations by any Governmental Entity, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Buyer Employee Benefit Plans and proceedings with respect to qualified domestic relations orders), suits or proceedings against or involving any Buyer Employee Benefit Plan or asserting any rights or claims to benefits under any Buyer Employee Benefit Plan.

  (c) Neither the Buyer or any Buyer Subsidiary nor, to the Buyer's knowledge, any ERISA Affiliate of the Buyer or any Buyer Subsidiary has ever maintained an Buyer Employee Benefit Plan subject to Section 412 of the Code, Part 3 of Subtitle B of Title I of ERISA, or Title IV of ERISA. At no time has the Buyer or any Buyer Subsidiary or, to the Buyer's knowledge, any ERISA Affiliate of the Buyer or any Buyer Subsidiary been obligated to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) that is subject to Title IV of ERISA. No act or omission has occurred and no condition exists with respect to any Buyer Employee Benefit Plan that would subject the Buyer, any Buyer Subsidiary or, to the Buyer's knowledge, any ERISA Affiliate of the Buyer or any Buyer Subsidiary to any material fine, penalty, Tax or liability of any kind imposed under ERISA or the Code. No prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any Buyer Employee Benefit Plan that is subject to ERISA or the Code. No Buyer Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Buyer from amending or terminating any such Buyer Employee Benefit Plan and any Buyer Employee Benefit Plan may be terminated without liability to the Buyer or any Buyer Subsidiary, except for benefits accrued through the date of termination. Except as may be required by Part 6 of Title I of ERISA or similar state laws regarding continuation of benefits, no former employees participate in any employee welfare benefit plans listed in Section 3.17(a) of the Buyer Disclosure Schedule beyond the month of the termination of his employment. No Buyer Employee Benefit Plan includes in its assets any securities issued by the Buyer. No Employee Benefit Plan has been subject to tax under Section 511 of the Code.

  (d) Section 3.17(d) of the Buyer Disclosure Schedule lists each: (i) agreement with any director, executive officer or other key employee of the Buyer or any Buyer Subsidiary (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Buyer or any Buyer Subsidiary of the nature of any of the transactions contemplated by this Agreement; (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits upon the consummation of any transaction or after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Buyer or any Buyer Subsidiary that may be subject to the tax imposed by Section 4999 of the Code or may constitute a "parachute payment" under
Section 280G of the Code; and (iii) agreement or plan binding the Buyer or any Buyer Subsidiary, including, without limitation, any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

  3.18 Environmental Matters.

  Except for Sections 3.5(a), 3.26, and 3.27, this Section 3.18 contains the exclusive representations and warranties of the Buyer concerning environmental matters, including but not limited to Environmental Laws and Materials of Environmental Concern. The Buyer represents and warrants as follows:

    (a) Each of the Buyer and each Buyer Subsidiary is in compliance with all applicable Environmental Laws, other than where the failure to be in compliance would not in the aggregate have a Buyer Material Adverse Effect. There is no pending or, to the knowledge of the Buyer or any Buyer Subsidiary, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or written notice of investigation or inquiry or written information request by any Governmental Entity, relating to any Environmental Law involving the Buyer or any Buyer Subsidiary or their respective assets and properties.

    (b) There have been no releases of any Materials of Environmental Concern into the environment at any parcel of real property or any facility formerly or currently owned, operated or controlled by the Buyer or any Buyer Subsidiary for which the Buyer or any Buyer Subsidiary may be liable under any

  Environmental Law of the jurisdiction in which such property or facility is located, other than such releases as would not in the aggregate have a Buyer Material Adverse Effect. With respect to any such releases of Materials of Environmental Concern, the Buyer or such Buyer Subsidiary has given all required notices (if any) to Governmental Entities (copies of which have been provided to the Company). There have been no releases of Materials of Environmental Concern at parcels of real property or facilities other than those owned, operated or controlled by the Buyer or any Buyer Subsidiary that could reasonably be expected to have an impact on the real property or facilities owned, operated or controlled by the Buyer or any Buyer Subsidiary other than such impacts as would not in the aggregate have a Debtor Material Adverse Effect.

    (c) Set forth in Section 3.18 of the Buyer Disclosure Schedule is a list of all environmental reports, investigations and audits which to the knowledge of the Buyer (whether conducted by or on behalf of the Buyer or any Buyer Subsidiary or a third party, and whether done at the initiative of the Buyer or any Buyer Subsidiary or directed by a Governmental Entity or other third party) were issued during the past five years relating to premises formerly or currently owned, operated or controlled by the Buyer or any Buyer Subsidiary. True and complete copies of any such report, or the results of any such investigation or audit, which to the knowledge of the Buyer are in the possession of Buyer or any Buyer Subsidiary (or can be obtained by Buyer or any Buyer Subsidiary through reasonable efforts), have been delivered or otherwise made available to the Company.

    (d) Neither the Buyer nor any Buyer Subsidiary has any knowledge of any material environmental liability of the solid and hazardous waste transporters and treatment, storage and disposal facilities that have been utilized by the Buyer or any Buyer Subsidiary.

    (e) The Buyer and the Buyer Subsidiaries hold all Environmental Authorizations that are legally required for the conduct of their businesses as currently conducted, other than where the failure to hold such Environmental Authorizations would not in the aggregate have a Buyer Material Adverse Effect, and such Environmental Authorizations (if any) are listed in Section 3.18 of the Buyer Disclosure Schedule. The Buyer and each of the Buyer Subsidiaries is and has been in compliance with all such Environmental Authorizations, other than such noncompliance as would not in the aggregate have a Buyer Material Adverse Effect.

    (f) None of the transactions contemplated by this Agreement or the Amended Plan will require the Buyer or any Buyer Subsidiary to comply with an Environmental Property Transfer Act.

  3.19 Legal Compliance. Each of the Buyer and each Buyer Subsidiary and the conduct and operation of its respective business, is and has been in compliance with each law (including rules, regulations and administrative orders thereunder) of any federal, state, local or foreign government, or any Governmental Entity, that (a) affects or relates to this Agreement or the transactions contemplated hereby or (b) is applicable to the Buyer or any Buyer Subsidiary or their respective businesses, other than where the failure to be or to have been in compliance would not in the aggregate have a Buyer Material Adverse Effect or materially impair the ability of the Buyer to consummate the transactions contemplated hereby or the Buyer to own and operate the properties, assets and businesses of the Buyer following the Closing.

  3.20 Merger Subsidiary. The Merger Subsidiary was formed solely for the purpose of effecting the transactions contemplated by this Agreement and, except for such obligations or liabilities incurred in connection with its incorporation or organization, and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, the Merger Subsidiary has not and will not have incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

  3.21 Capital Expenditures; Suppliers. The Buyer has previously delivered to the Company a true and complete accounting of all capital expenditures incurred by it or the Buyer Subsidiaries during 1997 and their projected capital expenditure budget for calendar years 1998 and 1999. To the knowledge of the Buyer or any Buyer Subsidiary no material supplier of the Buyer or any Buyer Subsidiary has indicated within the past year that it will stop, or decrease the rate of, supplying materials, products or services to them.

  3.22 Brokers' Fees. Neither the Buyer nor any Buyer Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement except to Bear, Stearns & Co. Inc. ("Bear Stearns"), the financial advisor to the Buyer.

  3.23 Rights Agreement; Section 203. The Buyer has executed the amendment to its Rights Agreement dated as of October 13, 1995 in the form attached hereto as Exhibit D, and such amendment is in full force and effect.

  (b) The Board of Directors of the Buyer has approved the Merger, this Agreement and the Amended Plan together with the transactions contemplated thereby (including without limitation the acquisition by the Standby Purchasers of Buyer Warrants, Buyer Common Stock or Buyer Class B Common Stock, if applicable, pursuant to this Agreement, the Amended Plan and the Standby Purchase Commitments, or of Buyer Common Stock or Buyer Class B Common Stock, if applicable, pursuant to the Buyer Warrants), including for purposes of Section 203 of the DGCL.

  3.24 Opinion of Financial Advisor. The Buyer has received an opinion of Bear Stearns & Co. Inc., a copy of which is attached hereto as Exhibit E.

  3.25 Required Vote of the Buyer's Stockholders. The affirmative vote of a majority of the votes cast by holders of Buyer Stock is required to approve the Buyer Share Issuance and the affirmative vote of a majority of the votes entitled to be cast by holders of Buyer Stock is required to approve the Buyer Charter Amendment. No other vote of the security holders of the Buyer or of any Buyer Subsidiary is required by law, the respective organization documents thereof or otherwise in order for the Buyer to consummate the Merger and the other transactions contemplated hereby and by the Amended Plan.

  3.26 Certain Information. None of the information supplied by the Buyer or any Buyer Subsidiary for inclusion or incorporation by reference in (i) the Prospectus (as defined in Section 4.13(a)) and Registration Statement (as defined in Section 4.20(c)) or (ii) any document to be filed with the SEC, the FCC or any other Governmental Entity in connection with the transactions contemplated hereby will, at the respective times filed with the SEC, the FCC or other Governmental Entity and, in addition, (A) in the case of the Prospectus, at the time it or any amendment or supplement thereto is mailed to the Buyer's stockholders and at the time of the Meeting (as defined in Section 4.12) and at the Closing and, (B) in the case of the Registration Statement, at the time it becomes effective under the Securities Act, contain any untrue statement of the Buyer or any Buyer Subsidiary of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation is made by the Buyer or any Buyer Subsidiary with respect to statements made in any of the foregoing documents based upon information supplied by the Company.

  3.27 Disclosure. No representation or warranty by the Buyer contained in this Agreement, and no statement contained in the Buyer Disclosure Schedule or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of the Buyer pursuant to this Agreement, contains or will as of the Closing Date contain any untrue statement of a material fact or omits or will as of the Closing Date omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

                                  ARTICLE IV

                                   Covenants

  4.1 Best Efforts. Except, in the case of the Parent and the Company, to the extent required by Bankruptcy-Related Requirements (as defined in Section 4.5), each Party shall use its best efforts to cause the transactions contemplated by this Agreement and the Amended Plan to be consummated in accordance with the terms hereof and thereof, and without limiting the generality of the foregoing shall use its best efforts to obtain all necessary approvals, waivers, consents, permits, licenses, registrations and other authorizations required in connection with this Agreement and the Amended Plan and the transactions contemplated hereby and thereby and, in the case of the Buyer, to assist the Parent and the Company in the preparation of a Disclosure Statement related to the Amended Plan and, in the case of the Parent and the Company, to assist the Buyer in the preparation of the Prospectus and Registration Statement, including, without limitation, entry of the Confirmation Order, and to make all filings with and to give all notices to third parties which may be necessary or reasonably required of it in order to consummate the transactions contemplated hereby and thereby, provided, however, that actions taken by the Parent and the Company in compliance with
Section 4.7(b) and actions taken by the Buyer in accordance with Section 4.7(e) shall not be deemed a breach by the Parent or the Company, on the one hand, or the Buyer, on the other hand, of this Section 4.1.

  4.2 Approvals; Consents. Each Party shall obtain and maintain in full force and effect all approvals, consents, permits, licenses and other authorizations from all Governmental Entities reasonably necessary or required for the operation of their respective businesses as presently conducted, as and when such approvals, consents, permits, licenses or other authorizations are necessary or required, except where the failure to do so would not have a Debtor Material Adverse Effect or a Buyer Material Adverse Effect, as applicable, or materially impair the ability of the Company or the Buyer to consummate the transactions contemplated hereby or the Reorganized Debtors or the Buyer to own and operate the properties, assets and businesses of the Debtors following the Closing. Without limiting the generality of the foregoing, each Party shall maintain its respective authorizations in full force and effect, shall not take any action which could reasonably be expected to have a material adverse effect on such authorizations or any licenses and authorizations, shall diligently pursue all applications and shall, prior to the expiration date of any material authorization, timely file for the renewal of any such authorization. Neither Party shall make any material commitments to any Governmental Entity relating to any material approval, consent, permit, license or other authorization without the prior written consent of the other Parties. The Parties shall consult with one another as to the approach to be taken with any Governmental Entity with respect to obtaining any necessary consent to the transactions contemplated hereby and by the Amended Plan, and each of the Parties shall keep the other Parties reasonably informed as to the status of any such communications with any Governmental Entity. Without limiting the generality of the foregoing, the Buyer, the Parent and the Company shall, and shall cause each of the Buyer Subsidiaries or each of the other Debtors, as applicable, to make the necessary preliminary filings under the HSR Act no later than ten days following the date of this Agreement and shall seek early termination of all applicable waiting periods. The Buyer, the Parent and the Company shall, and shall cause each of the Buyer Subsidiaries or each of the other Debtors, as applicable, to use their reasonable best efforts to resolve any competitive issues relating to or arising under the HSR Act or any other federal or state antitrust or fair trade law raised by any Governmental Entity. The Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to the HSR Act or any other federal or state antitrust or fair trade law. In the event of a challenge to the transactions contemplated by this Agreement pursuant to the HSR Act, the Buyer, the Parent and the Company shall, and shall cause each of the Buyer Subsidiaries or each of the other Debtors, as applicable, to use their reasonable best efforts to defeat such challenge, including by institution and defense of litigation, or to settle such challenge on terms that permit the consummation of the transactions contemplated by this Agreement; provided, however, that nothing herein shall require the Buyer to divest or hold separate any portion of its business or otherwise take any action, which divestiture or holding separate or taking such action would be materially adverse to the continued conduct of the Buyer's or the Debtor's businesses. The Buyer shall pay all filing fees payable by any Party in connection with the HSR Act.

  4.3 Buyer Not To Control. Notwithstanding any provision of this Agreement that may be construed to the contrary, pending the consummation of the transactions contemplated hereby, the Buyer shall not obtain actual (de facto) or legal (de jure) control over the Debtors. Specifically, and without limitation, the responsibility for the operation of the Debtors shall, pending the consummation of the transactions contemplated hereby, reside with the Boards of Directors of the Debtors (subject to the jurisdiction of the Bankruptcy Court), including, but not limited to, responsibility for the following matters: access to and the use of the facilities of and equipment owned by the Debtors; control of the daily operation of the Debtors; creation and implementation of policy decisions; employment and supervision of employees; payment of financing obligations and expenses incurred in the operation of the Debtors; receipt and distribution of monies and profits derived from the operation of the Debtors; and execution and approval of all contracts and applications prepared and filed before regulatory agencies. Notwithstanding the foregoing, the Parties shall consult and cooperate with one another, and consider in good faith the views of one another with respect to the assumption or rejection by the Debtors prior to Closing of any unexpired lease, license or other executory contract.

  4.4 Bankruptcy Covenants.

  (a) Promptly after the execution of this Agreement, the Parent and the Company shall, and shall cause each of the other Debtors to, file a motion (the "Initial Merger Motion") for expedited determination of approval of the Exclusivity Provisions (as defined in Section 4.7(a)), the Company Breakup Fee and the Buyer Breakup Fee (as defined in Section 4.8(a)) and the Buyer Reimbursement (as defined in Section 4.21) provided for in this Agreement in form and substance acceptable to the Buyer. The Parent and the Company shall, and shall cause each of the other Debtors to, use its best efforts to obtain an order approving the Initial Merger Motion (the "Initial Merger Order") within 15 days after the date of this Agreement, which order shall be in form and substance acceptable to the Buyer, the Parent and the Company with only such changes as shall be agreed to by all the Parties in writing.

  (b) As soon as practicable following the execution of this Agreement (and in no event later than August 20, 1998), the Parent and the Company shall, and shall cause each of the other Debtors to, file with the Bankruptcy Court the Amended Plan. As soon as practicable following the filing of the Amended Plan (and in no event later than August 24, 1998), the Parent and the Company shall, and shall cause each of the Debtors to, file with the Bankruptcy Court a Disclosure Statement related thereto in form and substance reasonably acceptable to the Buyer and the Company (the "Disclosure Statement"). Thereafter, without the prior written consent of the Buyer, the Parent and the Company shall not, and shall cause each of the other Debtors not to, amend or modify any material provision of the Amended Plan or the Disclosure Statement or, except as provided in Section 4.7(b), withdraw the Amended Plan or file any other plan of reorganization of the Debtors.

  (c) The Parent and the Company shall, and shall cause each of the other Debtors to, promptly provide the Buyer with drafts of all documents, motions, orders, filings or pleadings that the Parent, the Company or any other Debtor proposes to file with the Bankruptcy Court which relate to the consummation or approval of the Amended Plan, this Agreement or any provision therein or herein, and will provide the Buyer with reasonable opportunity to review such filings to the extent reasonably practicable. The Parent and the Company shall, and shall cause each of the other Debtors to, consult and cooperate with the Buyer, and consider in good faith the views of the Buyer, as contemplated by the Amended Plan, with respect to all such filings and the acceptance or rejection prior to Closing of any unexpired lease, license or other executory contract. The Parent and the Company shall, and shall cause each of the other Debtors to, promptly (and, in any event, within 48 hours after receipt of such pleadings by the Debtors) provide the Buyer with copies of all pleadings (other than proofs of claim below $10,000 in amount) received by or served by or upon any of the Debtors in connection with the Chapter 11 Proceeding after the date hereof, which either the Parent or the Company knows have not otherwise been served on the Buyer.

  4.5 Operation of Business. Except as otherwise contemplated by this Agreement or the Amended Plan and, in the case of the Debtors, to the Bankruptcy Code, the Bankruptcy Rules, the operation and information requirements of the Office of United States Trustee, and any orders entered or approvals or authorizations granted by the Bankruptcy Court in the Chapter 11 Proceeding during the period prior to the Closing (collectively, "Bankruptcy-Related Requirements"), each of the Company, the Parent or the Company, on the one hand, or the Buyer, on the other hand, shall, and shall cause each of the other Debtors or each of the Buyer Subsidiaries, as applicable, to, conduct its operations in the Ordinary Course of Business and in compliance with all other applicable laws and regulations, and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organization, keep its physical assets in good working condition, pay all Taxes (all post-petition Taxes in the case of the Debtors) as they become due and payable, maintain insurance on its business and assets (in amounts and types consistent with past practice), keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect.

  (a) Without limiting the generality of the foregoing, prior to the Closing, and, except to the extent required by any Bankruptcy-Related Requirements, the Parent and the Company shall not and shall not permit any other Debtor to, without the prior written consent of the Buyer and except as otherwise contemplated by this Agreement or the Amended Plan, or as otherwise provided in Section 4.5 of the Company Disclosure Schedule:

    (i) except for assets not in excess of $2,500,000 in aggregate fair market value, sell, lease, mortgage, pledge, encumber or dispose (collectively, "Dispose") of any of its assets, other than in the Ordinary Course of Business;

    (ii) except for borrowings under the existing DIP Loan Agreement in an aggregate amount outstanding at any one time equal to the sum of (x) amounts representing costs incurred or committed as of the date hereof in connection with the Company's NPCS network construction as set forth in
  Section 4.5(a) of the Company Disclosure Schedule ("NPCS Construction") plus any additional costs for NPCS Construction approved by the Buyer (which approval shall be given or withheld in writing within ten (10) business days after the written request for such approval) and (y) (1) at any time on or before December 31, 1998 up to a maximum of $20 million, and
  (2) at any time between January 1, 1999 and June 30, 1999 up to a maximum of $30 million, create, incur or assume any indebtedness for borrowed money not currently outstanding (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; or make any loans, advances or capital contributions to, or investments in, any other person;

    (iii) except for changes to Debtors' payroll program as previously disclosed to the Buyer, enter into, adopt or amend any Company Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 2.17, or (except for normal adjustments in the Ordinary Course of Business) increase in any material respect the compensation or fringe benefits of, or modify the employment terms of its directors, officers or employees generally or pay any benefit not required by the terms in effect on the date hereof of any existing Company Employee Benefit Plan;

    (iv) change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

    (v) pay any pre-petition liability other than (x) liabilities in connection with the assumption of pre-petition contracts and with respect to wages, taxes, customer refunds and other related expenses that the Debtors are authorized to pay by the Bankruptcy Court and (y) adequate protection payments and the payment of the Net Cash Proceeds (as defined in the DIP Loan Agreement) under the Debtor Tower Agreement to the Pre-Petition Lenders, in each case as authorized by the Bankruptcy Court;

    (vi) amend its certificate of incorporation, by-laws or other comparable organizational documents;

    (vii) sell, assign, transfer or license any material Debtor Licenses and Authorizations or Debtors' Intellectual Property, other than in the Ordinary Course of Business;

    (viii) enter into, materially amend, terminate, take or omit to take any action that would constitute a material violation of or default under, or waive any material rights under, any of the Debtor Licenses and Authorizations, or any contract or agreement which, if existing on the date hereof, would be required to be set forth in Section 2.13 of the Company Disclosure Schedule, other than in the Ordinary Course of Business; provided, that (x) without such consent, the Company may enter into the Master Lease (as defined in the Debtor Tower Agreement) and (y) with such consent, which shall not be unreasonably withheld, terminate the Debtor Tower Agreement and, in connection therewith, enter into a Replacement Tower Agreement and a Comparable Tower Lease;

    (ix) make or commit to make any capital expenditure not set forth in the capital expense budget set forth as Section 4.5(a) to the Company Disclosure Schedule;

    (x) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its outstanding capital stock (other than, with respect to a Debtor other than the Company, to its corporate parent), (B) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its outstanding capital stock, or (C) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares;

    (xi) issue, sell, grant or pledge any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, other than upon the exercise of options, or upon the conversion or exchange of securities, outstanding on the date of this Agreement;

    (xii) settle or compromise any material Tax liability or any pending or threatened suit or action other than consistent with the Company's practice since the Filing Date or pursuant to the terms of the Amended Plan or make any material Tax election;

    (xiii) establish, or transfer any assets to, a trust for purposes of funding any Debtor Employee Benefit Plan, including, without limitation, a so-called "rabbi trust," except as required by applicable law;

    (xiv) make any material amendment to the Debtor Tower Agreement or terminate the Debtor Tower Agreement (whether by agreement with Pinnacle Towers Inc. or otherwise); or

    (xv) agree in writing or otherwise to take any of the foregoing actions.

  (b) Without limiting the generality of the foregoing, prior to the Closing, the Buyer shall not, and shall not permit any Buyer Subsidiary to, without the prior written consent of the Company, and except as otherwise contemplated by this Agreement or the Amended Plan, or as otherwise provided in Section 4.5 of the Buyer Disclosure Schedule:

    (i) Dispose of any of its assets or acquire or Dispose of any assets or shares or other equity interests in or securities of any Business Entity, other than in the Ordinary Course of Business, except for (A) the mortgage, pledge or encumbering of such assets, shares, equity interests or securities pursuant to agreements existing as of the date of this Agreement or agreements entered into to provide funding, in whole or in part, for the amounts payable by the Buyer under this Agreement or the Amended Plan or
  (B) the acquisition of such assets, shares, equity interests or securities of any other Person with an aggregate purchase price not exceeding $25,000,000;

    (ii) except for borrowings under the terms of its Second Amended and Restated Credit Agreement (Tranche A and Tranche C Facilities), dated as of June 29, 1998, by and among Arch Paging, Inc., The Bank of New York, Royal Bank of Canada, Toronto Dominion (Texas), Inc. and the other parties thereto, and its Second Amended and Restated Credit Agreement (Tranche B Facility), dated as of June 29, 1998, by and among Arch Paging, Inc., The Bank of New York, Royal Bank of Canada, Toronto Dominion (Texas), Inc. and the other parties thereto, each as amended from time to time, or borrowings to provide funding for the amounts payable by Buyer under this Agreement or the Amended Plan, create, incur or assume any indebtedness for borrowed money not currently outstanding (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; or make any loans, advances or capital contributions to, or investments in, any other person;

    (iii) change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

    (iv) amend its certificate of incorporation, by-laws or other comparable organizational documents;

    (v) sell, assign, transfer or license any material Buyer Licenses and Authorizations or Buyer Intellectual Property, other than in the Ordinary Course of Business;

    (vi) enter into, materially amend, terminate, take or omit to take any action that would constitute a material violation of or default under, or waive any material rights under, any of the Buyer Licenses and Authorizations or any contract or agreement which, if existing on the date hereof, would be required to be set forth in Section 3.13 of the Buyer Disclosure Schedule, other than in the Ordinary Course of Business;

    (vii) make or commit to make any capital expenditure not set forth in the capital expense budget attached as Section 4.5(b) to the Buyer Disclosure Schedule;

    (viii) except as required under agreements existing as of the date of this Agreement, (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its outstanding capital stock (other than, with respect to any Buyer Subsidiary, to its corporate parent), (B) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, or (C) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares, except, in the case of this clause (C), for the acquisition of shares from holders of options in full or partial payment of the exercise price payable by such holder upon exercise of options;

    (ix) issue, sell, grant, pledge or, if outstanding as of the date hereof, change the material terms of, any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, other than pursuant to the terms of any benefit plan as in effect on the date of this Agreement in accordance with past practice or upon the exercise of options, or upon the conversion or exchange of securities, outstanding on the date of this Agreement;

    (x) make any material Tax election or settle or compromise any material Tax liability or any pending or threatened suit or action;

    (xi) establish, or transfer any assets to, a trust for purposes of funding any Buyer Employee Benefit Plan, including, without limitation, a so-called "rabbi trust," except as required by applicable law; or

    (xii) agree in writing or otherwise to take any of the foregoing actions.

  4.6 Notice of Breaches. Each Party shall promptly deliver to the other Parties written notice of any event or development that would (a) render any statement, representation or warranty of such Party in this Agreement (including its respective Disclosure Schedule) inaccurate or incomplete in any respect, or (b) constitute or result in a breach by such Party of, or a failure by such Party to comply with, any agreement or covenant in this Agreement applicable to such Party. No such disclosure shall be deemed to avoid or cure any such misrepresentation or breach.

  4.7 Exclusivity.

  (a) Except as contemplated by the Debtor Tower Agreement, from and after the date hereof, the Parent and the Company shall not, and shall cause each other Debtor and each of their respective directors, officers, employees, financial advisors, representatives or agents not to, directly or indirectly, (i) solicit, initiate, engage or participate in or encourage discussions or negotiations with any person or entity (other than the Buyer) concerning any merger, consolidation, sale of material assets, tender offer for, recapitalization of or accumulation or acquisition of securities issued by any Debtor, proxy solicitation or other business combination involving any Debtor (collectively, "Company Acquisition Proposals") or (ii) provide any non-public information concerning the business, properties or assets of any Debtor to any person or entity (other than to the Buyer and to the Debtors' creditors in accordance with existing confidentiality arrangements). The Parent and the Company shall, and shall cause each of the other Debtors to, immediately cease any and all existing activities, discussions or negotiations with any person other than the Buyer with respect to any Company Acquisition Proposal. The Parent and the Company shall immediately notify the Buyer of, and shall disclose to the Buyer all details of, any inquiries, discussions or negotiations of the nature described in the first sentence of this Section
4.7. The provisions of this Section 4.7 are referred to in this Agreement as the "Exclusivity Provisions".

  (b) Notwithstanding the provisions of subsection (a) above, prior to the entry of the Confirmation Order, the Debtors may, to the extent required by the Bankruptcy-Related Requirements, or to the extent that the Board of Directors of the Company determines, in good faith after consultation with outside legal counsel, that such Board's fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with, and, subject to the requirements of paragraph (c) below, furnish information to any person, entity or group after such person, entity or group has delivered to the Debtors, in writing, an unsolicited bona fide offer to effect a Company Acquisition Proposal that the Board of Directors of the Company in its good faith judgment determines, after consultation with its independent financial advisors, would result in a transaction more favorable to the stakeholders of the Debtors from a financial point of view than the transactions contemplated hereby and for which financing, to the extent required, is then committed (or which, in the good faith judgment of such Board, is reasonably capable of being obtained) and which (in the good faith judgment of such Board) is likely to be consummated (a "Company Superior Proposal"). In the event the Debtors receive a Company Superior Proposal, nothing contained in this Agreement (but subject to the terms hereof) will prevent the Board of Directors of the Company from approving such Company Superior Proposal or requesting authorization of such Company Superior Proposal from the Bankruptcy Court, if such Board determines, in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under applicable law; in such case, the Board of Directors of the Company may terminate this Agreement pursuant to Section 6.1(e) hereof; provided, however, that the Company shall not terminate this Agreement until at least 48 hours after the Buyer's receipt of a copy of such Company Superior Proposal.

  (c) Notwithstanding anything to the contrary in this Section 4.7, the Parent and the Company shall not, and shall cause each of the other Debtors not to, provide any non-public information to a third party unless: (i) the Debtors provide such non-public information pursuant to a non-disclosure agreement with terms regarding the protection of confidential information at least as restrictive as such terms in the Confidentiality Agreements between the Parent and the Buyer dated March 26, 1998 and June 10, 1998 (the "Confidentiality Agreement"); and (ii) such non-public information has previously been delivered or made available to the Buyer.

  (d) Except as contemplated by the Asset Purchase and Sale Agreement between certain subsidiaries of Arch Communications Group, Inc., and OmniAmerica, Inc., dated April 10, 1998, from and after the date hereof the Buyer shall not, and shall cause each Buyer Subsidiary and each of their respective directors, officers, employees, financial advisors, representatives or agents not to, directly or indirectly, (i) solicit, initiate, engage or participate in or encourage discussions or negotiations with any person or entity (other than the Parent, the Company and, in connection with the transactions contemplated by this Agreement, the Official Committee of Unsecured Creditors of the Company) concerning any merger (other than mergers of the Buyer Subsidiaries in connection with acquisitions of other businesses by the Buyer
(x) with a fair market value not in excess of $25,000,000 and (y) that would not upon the closing thereof be in breach of the Buyer's obligations under
Section 4.5), consolidation, sale of material assets, tender offer for, recapitalization of or accumulation or acquisition of securities issued by the Buyer or any of the Buyer Subsidiaries, proxy solicitation or other business combination (other than business combinations of the Buyer Subsidiaries in connection with acquisitions of other businesses by the Buyer (x) with a fair market value not in excess of $25,000,000 and (y) that would not upon the closing thereof be in breach of the Buyer's obligations under Section 4.5), involving the Buyer or any Buyer Subsidiary (collectively, "Buyer Acquisition Proposals") or (ii) except as permitted by the foregoing clause (i), provide any non-public information concerning the business, properties or assets of the Buyer or any Buyer Subsidiary to any person or entity (other than the Debtors or any of the Buyer's financing sources). The Buyer and the Buyer Subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any person other than the Company with respect to any Buyer Acquisition Proposal. The Buyer shall immediately notify the Company of, and shall disclose to the Company all details of, any inquiries, discussions or negotiations of the nature described in the first sentence of this Section 4.7(d).

  (e) Notwithstanding the provisions of subsection (d) above, prior to the Meeting (as defined in Section 4.12), the Buyer may, to the extent that the Board of Directors of the Buyer determines, in good faith, after consultation with outside legal counsel, that such Board's fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with, and, subject to the requirements of paragraph (f) below, furnish information to any person, entity or group after such person, entity or group has delivered to the Buyer, in writing, an unsolicited bona fide offer to effect a Buyer Acquisition Proposal that the Board of Directors of the Buyer in its good faith judgment determines, after consultation with its independent financial advisors, would result in a transaction more favorable to the shareholders of the Buyer from a financial point of view than the transactions contemplated hereby and for which financing, to the extent required, is then committed (or which, in the good faith judgment of such Board, is reasonably capable of being obtained) and which (in the good faith judgment of such Board) is likely to be consummated (a "Buyer Superior Proposal"). In the event the Buyer receives a Buyer Superior Proposal, nothing contained in this Agreement (but subject to the terms hereof) will prevent the Board of Directors of the Buyer from recommending to the Buyer's shareholders such Buyer Superior Proposal if such Board determines, in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under applicable law.

  (f) Notwithstanding anything to the contrary in this Section 4.7, the Buyer shall not provide any non-public information to a third party unless: (i) the Buyer provides such non-public information pursuant to a non-disclosure agreement with terms regarding the protection of confidential information at least as restrictive as such terms in the Confidentiality Agreement; and (ii) such non-public information has previously been delivered or made available to the Company.

  4.8 Breakup Fee Provisions. In the event that (i) the Buyer terminates this Agreement pursuant to Section 6.1(b) or Section 6.1(i) or (ii) the Company or the Buyer terminates this Agreement pursuant to Section 6.1(c) or 6.1(d) (in either case as a result of the failure of the condition set forth in Section 5.1(h) to be satisfied due to (A) the failure of the creditors of the Debtors entitled to vote on the Amended Plan (other than holders of Class 7, 8 or 9 Claims) to vote in favor of the Amended Plan, (B) the withdrawal of the Amended Plan by the Debtors, the filing of any other plan of reorganization by the Debtors, or the modification or amendment of any material provision of the Amended Plan by the Debtors, in each case without the prior written consent of the Buyer, or (C) the confirmation of any other plan of reorganization filed by any other person other than the Debtors, (iii) except as set forth in
Section 4.8(a) of the Company Disclosure Schedule, the Debtors sell or otherwise transfer (other than to the Buyer or the Buyer Subsidiaries) all or any substantial portion of their assets as part of a sale approved pursuant to
Section 363 of the Bankruptcy Code, (iv) the Company has terminated this Agreement pursuant to Section 6.1(e) (a termination under (i), (ii), (iii) or
(iv) being herein called a "Major Breakup Event"), or (v) the Buyer or the Company terminates this Agreement pursuant to Section 6.1(j) (a "Minor Breakup Event"; together with the Major Breakup Events, the "Breakup Events"), and at the time of any such Breakup Event the Buyer is not in material breach of any material covenant or obligation required to be performed by the Buyer hereunder at or before such time, and is not in breach of its representations and warranties contained in this Agreement (except where the matters in respect of which such representations and warranties are in breach would not in the aggregate have a Buyer Material Adverse Effect), then the Company shall pay to the Buyer as promptly as practicable after demand therefor (but in no event later than the third Business Day thereafter and, in the case of a Minor Breakup Event, only if and when any Pinnacle Breakup Amount referred to below is actually received by the Debtors) (x) in the case of a Major Breakup Event, the amount of $25,000,000, and (y) in the case of a Minor Breakup Event, an amount equal to one-half of any amount ("Pinnacle Breakup Amount") actually received by the Debtors pursuant to Section 7.05 of the Debtor Tower Agreement (or pursuant to a settlement with Pinnacle in lieu thereof) (in either case, the "Buyer Breakup Fee"). The claims of the Buyer to the Buyer Breakup Fee shall constitute a first priority administrative expense under 11 U.S.C. (S) 507(a)(1).

  (b) In the event that (i) the Company terminates this Agreement pursuant to
Section 6.1(b) or (g), or (ii) the Buyer or the Company terminates this Agreement after June 30, 1999 pursuant to Section 6.1(c) or (d) (in either case as a result of the Closing not occurring due to the Buyer's failure to obtain the financing necessary to effect the transactions contemplated hereby and by the Amended Plan under circumstances when all the conditions set forth in Section 5.1 (other than the condition set forth in Section 5.1(j)) and
Section 5.2 are satisfied, or would have been satisfied had such financing been obtained) and at the time of such termination each of the Company and the Parent is not in material breach of any material covenant or obligation required to be performed by the Company or the Parent hereunder at or before such time and is not in breach of its representations and warranties contained in this Agreement (except where the matters in respect of which such representations and warranties are in breach would not in the aggregate have a Debtor Material Adverse Effect), then the Buyer shall pay to the Company as promptly as practicable after demand therefor (but in no event later than the third Business Day thereafter) the amount of $32,500,000 (the "Company Breakup Fee").

  (c) This Section 4.8 shall be effective only from and after the date the Initial Merger Order is signed by the Bankruptcy Court.

  4.9 Nasdaq National Market Quotation. The Buyer shall use its best efforts to have the shares of Buyer Common Stock (including all such shares issuable upon conversion of the Buyer Class B Common Stock and upon exercise of the Buyer Warrants) and Buyer Warrants to be issued as contemplated in the Amended Plan and this Agreement approved for quotation on the Nasdaq National Market prior to the Closing.

  4.10 Delivery of Financial Statements. As promptly as possible following the last day of each month after the date of this Agreement until the Closing Date, and in any event within 35 days after the end of each such month, each of the Buyer and the Company shall deliver to the other its unaudited consolidated balance sheet and the related consolidated statements of operations and cash flows for the one-month period then ended, all certified by its chief financial officer to the effect that such interim financial statements are prepared in accordance with GAAP (except as otherwise described therein) on a consistent basis as with each Party's audited financial statements and fairly present the consolidated financial condition and results of operations of each Party as of the date thereof and for the period covered thereby (collectively, the "Interim Monthly Financial Statements"). As promptly as possible following the last day of each fiscal quarter, and in any event within 45 days after the end of each such quarter, each of the Buyer and the Company shall deliver to the other its unaudited consolidated balance sheet and the related unaudited consolidated statements of operations and cash flows for the year-to-date period then ended, prepared in accordance with GAAP (except as otherwise described therein) applied on a consistent basis as with the Audited Financial Statements, which comply as to form with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (collectively, the "Unaudited Quarterly Financial Statements"). The Company shall furnish the Buyer with all information (including, without limitation, the Audited Financial Statements and the Unaudited Quarterly Financial Statements, pro forma financial information and projections included in the Disclosure Statement) and shall take such other action including obtaining any necessary consents and comfort letters (in customary form and scope) from its accountants, as the Buyer may reasonably request in connection with any offering of securities of the Buyer used to fund the amounts to be paid by the Buyer under the Amended Plan or the working capital requirements of the Buyer following the Closing.

  4.11 Full Access. Each of the Buyer, the Parent and the Company shall permit representatives of the other to have full access (at all reasonable times, and in a manner so as not to interfere with normal business operations) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to such Party. Each of the Buyer, the Parent and the Company shall cause its officers and management to cooperate fully with the representatives and agents of such other Party and shall make themselves available to the extent reasonably necessary to complete the due diligence process and the consummation of the transactions contemplated hereby. The Parent and the Company shall, at the request of the Buyer, introduce the Buyer to its principal suppliers and employees to facilitate discussions between such persons and the Buyer in regard to the conduct of the businesses of the Surviving Corporation following the Closing.

  4.12 Stockholders Approval; Meeting. The Buyer shall take all action reasonably necessary in accordance with applicable law, the rules of the Nasdaq National Market, this Agreement and the Buyer's Restated Certificate of Incorporation, as amended, and By-laws, as amended, duly to convene a meeting of its stockholders (the "Meeting") as promptly as practicable to consider and vote upon (i) the Buyer Charter Amendment in the form attached as Exhibit F hereto (the "Buyer Charter Amendment") and (ii) the Buyer Share Issuance. The Buyer will (i) subject to Section 4.7(e), recommend in the Prospectus (as defined in Section 4.13(a)) that its stockholders vote in favor of the Buyer Charter Amendment and the Buyer Share Issuance (the "Buyer Recommendation") and (ii) subject to Section 4.7(e), use its best efforts to cause to be solicited proxies from stockholders of the Buyer to be voted at the Meeting in favor of the Buyer Charter Amendment and the Buyer

Share Issuance and to take all other actions necessary or advisable to secure the vote or consent of stockholders required to approve the Buyer Charter Amendment and the Buyer Share Issuance.

  4.13 Prospectus, Disclosure Statement, Etc.

  (a) The Buyer shall promptly after execution of this Agreement prepare and file with the SEC under the Exchange Act, and shall use its best efforts to have cleared by the SEC and shall thereafter promptly mail to its stockholders, a proxy statement for the Meeting (the "Prospectus"). The Prospectus shall be mailed to stockholders of the Buyer at least 20 business days in advance of the date of the Meeting. The Company shall furnish the Buyer with all information (including, without limitation, its Audited Financial Statements and the Unaudited Quarterly Financial Statements, pro forma financial information and projections included in the Disclosure Statement) and shall take such other action (including obtaining any necessary consents from the accountants) as the Buyer may reasonably request in connection with the Prospectus. The Buyer shall consult with the Company and its counsel in connection with, and shall permit the Company and its counsel to participate in, the preparation of the Prospectus.

  (b) The Buyer shall promptly notify the Company of the receipt of the comments of the SEC and of any requests by the SEC for amendments or supplements to the Prospectus or for additional information, and shall promptly supply the Debtors with copies of all correspondence between it (or its representatives) and the SEC (or its staff) with respect thereto, and shall permit counsel for the Company to participate in any telephone conferences or meetings with the staff of the SEC. If, at any time prior to the Meeting, any event should occur relating to or affecting a Party or its officers or directors, which event should be described in an amendment or supplement to the Prospectus, such Party shall promptly inform the other Party and shall cooperate in promptly preparing, filing and clearing with the SEC and, if required by applicable securities law, mailing to the Buyer's stockholders, as the case may be, such amendment or supplement.

  (c) The Buyer shall furnish the Company with all information (including historical and pro forma financial information and projections of the Buyer) and shall take such other action as the Company may reasonably request in connection with the Disclosure Statement. The Company shall consult with the Buyer and its counsel in connection with, and shall permit the Buyer and its counsel to participate in, the preparation and Bankruptcy Court approval process of the Disclosure Statement and any amendments or supplements thereto.

  4.14 Application of Pinnacle Proceeds. The Buyer, the Parent and the Company agree that the net proceeds from the Closing (as defined in the Debtor Tower Agreement) shall promptly be paid to the Pre-Petition Agent for the benefit of the Pre-Petition Lenders.

  4.15 FCC Filing. As soon as practicable following the date of this Agreement and in no event later than the later to occur of the date fifteen days following the execution hereof or the date ten days following the filing with the Bankruptcy Court of the Amended Plan, the Parties shall jointly prepare and file applications (the "FCC Applications") on the appropriate FCC forms in accordance with all applicable FCC rules and regulations requesting (i) the FCC's consent to the transfer of the control of the Debtor Authorizations to the Buyer, (ii) to the extent that such consent is required, the FCC's consent to the transfer of control of the Buyer Authorizations from the Buyer's current stockholders to the Buyer's stockholders immediately following the consummation of the transactions contemplated hereby in accordance with the Amended Plan, (iii) the termination of the hearing in WT Docket No. 97-115, In the Matter of MobileMedia Corporation, et al. (the "Hearing") without any further findings adverse to the Debtors, or to the Debtor Authorizations or otherwise materially restricting the Buyer's or the Reorganized Debtors' ability to own or operate the properties, assets and businesses of the Debtors following the Closing, and (iv) the grant to the Buyer of permanent license authority to operate those stations listed on Attachment C of Public Notice DA 97-78 (January 13, 1997) (the "Attachment C Stations"), as to which Debtors are currently operating under a grant of interim operating authority, or in the alternative, a determination by the FCC that as to such stations, the Buyer will enjoy protection from, and rights of incumbency as to, any future Market Area Licensee authorized to operate on the frequencies licensed under interim operating authority. The Parties shall cooperate in providing all information and taking all steps necessary to expedite the preparation, filing and prosecution of the FCC Applications with the FCC. In the event any person or entity petitions the FCC to deny any FCC Application, or petitions for any further proceedings in the Hearing, or otherwise challenges the grant of any FCC Application before the FCC, or in the event the FCC approves the transfer of control of the Debtor Authorizations (and, if necessary, the Buyer Authorizations), and any person requests reconsideration or judicial review of such order, then the Parties shall take such reasonable actions as are necessary to oppose such petition or challenge before the FCC or defend such action and the order of the FCC before the judiciary diligently and in good faith; provided, however, that nothing contained herein shall be deemed to require the Buyer to intervene in the Hearing or otherwise to defend the Debtors as to any allegations or proceedings relating to the allegations before the FCC in the Hearing, except as reasonably required to support the transfer of control of the Debtor Authorizations to the Buyer. The Company shall provide the Buyer (whether or not the Buyer intervenes or otherwise participates in the Hearing) with reasonable advance notice of, and a right to participate in, any meetings or hearings relating to the FCC Applications or the Hearing, and a right to review in advance any correspondence, agreements, or pleadings which may be submitted by the Debtors to the FCC or any other party to the Hearing with regard to the FCC Applications or any proceedings relating to the Hearing. In each such case, each Party shall bear its own costs and expenses of prosecuting such application to a favorable conclusion, to the end that the transactions contemplated by this Agreement and the Amended Plan may be consummated.

  The Parent and the Company each covenants that it will continue to use reasonable best efforts to complete the program, voluntarily undertaken by the Debtors and monitored by its independent regulatory consultant, to inspect and audit the Debtors' transmitter site facilities and license data, within the time frames established by Debtors' independent regulatory consultant and reported to the FCC, and will provide Buyer with periodic updates of the progress of the program, including copies of status reports prepared by the Debtors' independent regulatory consultant and furnished to the Company's Board of Directors.

  4.16 Indemnification; Director and Officers Insurance. (a) The Buyer agrees that, to the extent set forth in the Amended Plan and only to such extent, all rights to indemnification and exculpation from liabilities for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers of the Debtors as provided in their respective charters or by-laws (or comparable organization documents) and any indemnification agreements of the Debtors (including with Alvarez & Marsal, Inc.) shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of not less than three years from the Effective Time and the obligations of the Debtors in connection therewith shall be assumed by the Buyer. To the extent set forth in the Amended Plan and only to such extent, the Buyer shall provide, or shall cause the Surviving Corporation to provide, the Debtors' current directors and officers an insurance and indemnification policy (including any fiduciary liability policy) that provides coverage with respect to any claims made during the three-year period following the Effective Time for events occurring prior to the Effective Time.

  (b) The provisions of this Section 4.16 are intended to be for the benefit of, and shall be enforceable by, each person who is or has been a director or officer of any of the Debtors (except for such Persons who are not entitled to indemnification as provided for in the Amended Plan) and such director's or officer's heirs and personal representatives and shall be binding on all successors and assigns of the Buyer and the Surviving Corporation.

  4.17 State Takeover Laws. If any "fair price", "business combination" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, the Buyer, the Parent and the Company and their respective Boards of Directors shall use all reasonable efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

  4.18 Employees.

  (a) Buyer's Benefits for Affected Employees. As promptly as practicable following the Effective Time, the Buyer shall transfer to one or more employee benefit plans maintained by the Buyer any employee of the Parent, the Company or any of the Company's Subsidiaries who becomes an employee of the Buyer or any of its Subsidiaries (collectively, the "Affected Employees"). Prior to such transfer, the Buyer shall maintain, or shall cause the Company and its Subsidiaries to maintain, compensation and employee benefits plans and arrangements for the Affected Employees that are comparable to those provided for under the compensation arrangements and Company Employee Benefit Plans as in effect on the date hereof; provided, that for such period, the Buyer shall not reduce the severance benefits payable to any terminated employee or Affected Employee below the level currently provided to such terminated employee or Affected Employee by the Company. Notwithstanding the foregoing, the Buyer shall have the right, following the Effective Time, in the good faith exercise of its managerial discretion, to terminate the employment of any employee. Nothing in this Agreement shall be construed as granting to any employee any rights of continuing employment.

  (b) Honoring Accrued Vacation and 1998 Employee Incentive Plan. Without limiting the generality of the foregoing subsection, and to the extent permitted by law, the Buyer shall (i) honor all vacation, holiday, sickness and personal days accrued by Affected Employees and, to the extent applicable, former employees of the Parent, the Company and its Subsidiaries ("Former Employees") as of the Effective Time and (ii) for purposes of the Company's 1998 Employee Incentive Plan, in the event the payments under the 1998 Employee Incentive Plan would be paid or payable after the Closing, (x) use the evaluations of the executives covered by such plan prepared in good faith, and to be provided by the Company to the Buyer at least five business days prior to the Closing and (y) calculate the Company's 1998 EBITDA in a manner consistent with the Company's current accounting practices, in connection with the 1998 Employee Incentive Plan and without deduction for any restructuring or other special or one-time charge relating to the transactions contemplated by this Agreement.

  (c) Participation in Benefit Plans. Employees and, to the extent applicable, Former Employees shall be given credit, to the extent permitted by law, for all service with the Parent, the Company and its Subsidiaries (or service credited by the Company or such Subsidiaries) under all Buyer Employee Benefit Plans currently maintained by the Buyer or any of its Subsidiaries in which they are or become participants for purposes of eligibility, vesting, level of participant contributions and benefit accruals (but subject to an offset, if necessary, to avoid duplication of benefits) to the same extent as if rendered to the Buyer or any of its Subsidiaries other than as otherwise provided in clause (a) or (b) of this Section 4.18. The Buyer shall cause to be waived any pre-existing condition limitation under its welfare plans that might otherwise apply to an Affected Employee or, to the extent applicable, a Former Employee. The Buyer agrees to recognize (or cause to be recognized) the dollar amount of all expenses incurred by Affected Employees or, to the extent applicable, Former Employees, during the calendar year in which the Effective Time occurs for purposes of satisfying the calendar year deductions and co-payment limitations for such year under the relevant benefit plans of the Buyer and the Buyer Subsidiaries.

  4.19 Rights Agreement. The Buyer shall not (i) amend the Rights Agreement or
(ii) take any action with respect to, or make any determination under, the Rights Agreement (including a redemption of the Preferred Rights) with the purpose of facilitating a Buyer Acquisition proposal.

  4.20 Buyer Rights Offering; Registration Statement. (a) As specified in the Amended Plan, the Buyer will issue (the "Rights Offering") to the holders of certain Allowed Claims as specified in the Amended Plan the Rights to purchase, for an aggregate consideration of $217 million, shares of Buyer Common Stock, Buyer Class B Common Stock, if applicable, and Buyer Warrants. The Rights Offering will be made substantially on the terms set forth in
Schedule III hereto.

  (b) Concurrently with the execution of this Agreement, the Company and the Buyer have entered into a Standby Purchase Commitment with each Standby Purchaser and, prior to or at the Closing, the Buyer will execute and deliver to each of the Standby Purchasers the Registration Rights Agreement.

  (c) The Buyer will file with the SEC a registration statement as required under the Securities Act to effect the Rights Offering as contemplated hereby (the "Registration Statement") as promptly as practicable (in any event within 15 days) after the date of this Agreement, and the Buyer will use its best efforts to have the Registration Statement declared effective by the SEC as promptly as practicable thereafter. The Buyer shall also take any action required to be taken under state blue sky laws or other securities laws in connection with the Rights Offering. The Parent and the Company shall furnish the Buyer with all information (including, without limitation, the Audited Financial Statements and the Unaudited Quarterly Financial Statements, pro forma financial information and projections included in the Disclosure Statement) and shall take such other action, including obtaining any necessary consents and comfort letters (in customary form and scope) from its accountants, as the Buyer may reasonably request in connection with the Registration Statement. The Buyer shall consult with the Parent and the Company and its counsel in connection with, and shall permit the Parent and the Company and its counsel to participate in, the preparation of the Registration Statement. The Buyer shall cause the Rights to be issued as specified in the Amended Plan as soon as practicable after the date the Registration Statement becomes effective but not before approval of Disclosure Statement by the Bankruptcy Court.

  (d) The Buyer shall promptly notify the Parent and the Company of the receipt of the comments of the SEC and of any requests by the SEC for amendment or supplements to the Registration Statement or for additional information, and shall promptly supply the Parent and the Company with copies of all correspondence between it (or its representatives) and the SEC (or its staff) with respect thereto, and shall permit counsel for the Parent and the Company to participate in any telephone conferences or meetings with the staff of the SEC. If, at any time prior to the Effective Date, any event should occur relating to or affecting a Party or its officers or directors, which event should be described in an amendment or supplement to the Registration Statement, such Party shall promptly inform the other Party and shall cooperate in promptly preparing, filing and clearing with the SEC and, if required by applicable securities law, distributing such amendment or supplement.

  4.21 Reimbursement of Buyer's Expenses. As soon as practicable after the date of receipt of the Initial Merger Order (but in no event later than the third Business Day thereafter), the Company shall pay to the Buyer, by wire transfer to a bank account of the Buyer specified in a prior written notice from the Buyer to the Company, $500,000 in next day funds in partial reimbursement of the Buyer's expenses in connection with the negotiation and execution of this Agreement (the "Buyer Reimbursement").

                                   ARTICLE V

                             Conditions to Closing

  5.1 Conditions to Obligations of Each Party. The respective obligation of each Party to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction, or waiver by such Parties, of the following conditions:

    (a) each of the Buyer Charter Amendment and the Buyer Share Issuance shall have been approved by the requisite vote of the holders of Buyer Stock in accordance with the DGCL and the restated certificate of incorporation, as amended, and by-laws, as amended, of the Buyer;

    (b) no statute, rule, order, decree or regulation shall have been enacted or promulgated by any foreign or domestic Governmental Entity which prohibits the consummation of the transactions contemplated hereby and all consents, orders and approvals from all Governmental Entities and other persons or entities listed in Section 2.3 of the Company Disclosure Schedule or Section 3.3 of the Buyer Disclosure Schedule shall have been obtained and shall be in effect;

    (c) there shall be no order or injunction of a foreign or United States federal or state court or other governmental authority of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the transactions contemplated hereby;

    (d) the expiration or early termination of any waiting period under the HSR Act shall have occurred;

    (e) (1) the FCC shall have issued an order (the "FCC Grant") both (i) consenting to the transfer of the Debtor Authorizations and, to the extent requested by the Parties, to the transfer of the Buyer Authorizations without any conditions that would have a Buyer FCC Material Adverse Effect (as defined below in this Section 5.1(e)) or a Debtor FCC Material Adverse Effect (as defined below in this Section 5.1(e)) and (ii) terminating the Hearing without any findings or conclusions (x) that are materially adverse to the Reorganized Debtors or the Debtor Authorizations or which would have a material adverse effect on the use of the Debtor Authorizations by the Reorganized Debtors following the Closing, or (y) which impose any material monetary forfeiture on the Debtors or the Reorganized Debtors or retain jurisdiction to impose any material monetary forfeitures in the future on the Buyer or the Reorganized Debtors based on the activities of the Debtors prior to the Closing, or (z) which would have a Buyer FCC Material Adverse Effect or a Debtor FCC Material Adverse Effect; and (2) either (i) the FCC Grant has become a Final Order (as defined below in this Section 5.1(e)) or
  (ii)(a) any condition or conditions under the Bank Lending Documents to the effect that the FCC Grant shall have become a Final Order (or any condition or conditions therein having a substantially similar effect) shall have been satisfied or, if not satisfied, the Bank Lenders shall have waived any such condition or conditions (or any such condition or conditions having a substantially similar effect) and (b) any condition or conditions under the Other Lending Documents to the effect that the FCC Grant shall have become a Final Order (or any condition or conditions therein having a substantially similar effect) shall have been satisfied or, if not satisfied, the Other Lenders shall have waived any such condition or conditions (or any such condition or conditions having a substantially similar effect); it being agreed that, for purposes of this Section 5.1(e) and Section 5.1(h), (A) "Bank Lenders" shall mean, collectively, the Existing Lenders (as defined in the Bank Commitment Letter) and the Credit Parties (as so defined), as the same in each case shall exist at the Closing, (B) "Bank Lending Documents" shall mean the Existing Credit Agreements (as defined in the Bank Commitment Letter) as amended and modified by the Amendments (as so defined), (C) "Bank Commitment Letter" shall mean the Commitment Letter of even date herewith between Arch Paging, Inc. and the Credit Parties, including the Term Sheet (as defined in such Bank Commitment Letter), copies of which has been delivered to the Company by the Buyer, as the same may be amended or modified, (D) "Other Lenders" shall mean the Lenders (as defined in the Bridge Commitment Letter), as the same shall exist at the Closing, or, if applicable, any other lenders which lend funds to Arch Communications, Inc. (or the Buyer or any other Buyer Subsidiary) pursuant to a Substitute Loan Agreement (as defined below), (E) "Other Lending Documents" shall mean the Bridge Commitment Letter, Bridge Loan Agreement (as defined in the Bridge Commitment Letter) or any other loan agreement, indenture or similar agreement (the "Substitute Loan Agreement") entered into by the Buyer or any Buyer Subsidiary in lieu thereof for purposes of funding a material portion of the consideration required by the Buyer for the transactions contemplated by this Agreement,
  (F) "Bridge Commitment Letter" shall mean the Bridge Commitment Letter, the Bridge Fee Letter and the Bridge Engagement Letter, each of even date herewith, between the Buyer and Arch Communications, Inc., on the one hand, and the Other Lenders, on the other hand, a copy of which has been delivered by the Buyer to the Company, as the same may be amended or modified, (G) "Buyer FCC Material Adverse Effect" shall mean a material adverse effect on the financial condition and operating income of the Buyer and its subsidiaries, taken as a whole, excluding any effect generally applicable to the economy or the industry in which Buyer conducts its business, and (H) "Debtor FCC Material Adverse Effect" shall mean a material adverse effect on the financial condition and operating income of the Debtors, taken as a whole, excluding any effect generally applicable to the economy or the industry in which the Company conducts its business; and it being further agreed that, for purposes of this Section 5.1(e), the FCC Grant shall become a "Final Order" when no request for a stay is pending, no stay is in effect and any deadline for filing such a request that may be designated by statute or regulation is past; no petition for rehearing or reconsideration or application for review is pending and the time for filing any such petition or application is passed; the FCC does not have the action or decision under reconsideration on its own motion and the time for initiating any such reconsideration that may be designated by statute or rule has passed; and no appeal is pending or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed;

    (f) the Registration Statement shall have been declared effective and no stop order with respect thereto shall be in effect;

    (g) the shares of Buyer Common Stock (including all such shares issuable upon conversion of the Buyer Class B Common Stock and the Buyer Warrants) to be issued as contemplated by the Amended Plan and this Agreement shall have been approved for quotation on the Nasdaq National Market;

    (h) (1) the Confirmation Order (which shall authorize and approve the assumption by the Debtors of the Assumed Contracts), in a form reasonably satisfactory to each of the Parties, shall have been entered by the Bankruptcy Court; and (2) either (i) the Confirmation Order has become a Final Order (as defined below in this Section 5.1(h)) or (ii) (a) any condition or conditions under the Bank Lending Documents to the effect that the Confirmation Order shall have become a Final Order (or any condition or conditions therein having a substantially similar effect) shall have been satisfied or, if not satisfied, the Bank Lenders shall have waived any such condition or conditions (or any such condition or conditions having a substantially similar effect), and (b) any condition or conditions under the Other Lending Documents to the effect that the Confirmation Order shall have become a Final Order (or any condition or conditions therein having a substantially similar effect) shall have been satisfied or, if not satisfied, the Other Lenders shall have waived any such condition or conditions (or any such condition or conditions having a substantially similar effect), it being agreed that, for purposes of this Section 5.1(h), the Confirmation Order shall become a "Final Order" when it shall have been in full force and effect for eleven days without any stay or material modification or amendment thereof, and when the time to appeal or petition for certiorari designated by statute or regulation has expired and no appeal or petition for certiorari is pending or, if an appeal or petition for certiorari has been timely filed or taken, the order or judgment of the tribunal has been affirmed (or such appeal or petition has been dismissed as moot) by the highest court (or other tribunal having appellate jurisdiction over the order or judgment) to which the order was appealed or the petition for certiorari has been denied, and the time to take any further appeal or to seek further certiorari designated by statute or regulation has expired;

    (i) no action, suit or proceeding shall be pending or threatened by any Governmental Entity challenging the validity of the actions taken by the Buyer, the Debtors or any of their respective Subsidiaries in connection with the confirmation of the Amended Plan;

    (j) the Effective Date (as defined in the Amended Plan) shall have occurred; and

    (k) the Plan Shares to be issued and distributed as contemplated by
  Section 1.3(e) and Section 1.6 shall, when so issued and distributed, be
  (i) issued and distributed pursuant to the exemption from registration under the Securities Act provided by Section 1145 of the Bankruptcy Code,
  (ii) freely tradeable by holders thereof who are not then affiliates of the Buyer or "underwriters" under the Securities Act or 1145(b)(1) of the Bankruptcy Code and, (iii) except for certificates issuable to such affiliates or underwriters, represented by certificates bearing no restrictive legend.

  5.2 Conditions to Obligations of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by the Buyer in connection with the Closing is subject to the satisfaction, or waiver by the Buyer, of the following conditions:

    (a) the representations and warranties of the Parent and the Company contained in this Agreement, which representations and warranties shall be deemed for purposes of this Section 5.2(a) not to include any qualification or limitation with respect to materiality (whether by reference to a "Debtor Material Adverse Effect" or otherwise), shall be true and correct as of the Effective Time, with the same effect as though such representations and warranties were made as of the Effective Time, except where the matters in respect of which such representations and warranties are not true and correct, result from actions permitted by this Agreement or would not in the aggregate have a Debtor Material Adverse Effect;

    (b) the Parent and the Company shall each have performed or complied with its material agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing in all material respects;

    (c) there shall not have occurred between the Agreement Date and the Closing Date a Debtor Material Adverse Effect;

    (d) the Parent and the Company shall have delivered to the Buyer a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in clauses
  (a) through (c) of this Section 5.2 is satisfied in all respects;

    (e) after the Registration Statement has been declared effective, the Rights Offering shall have expired and the Buyer shall have received aggregate proceeds therefrom (and/or from the closings contemplated by the Standby Purchase Commitments) of $217.0 million; and

    (f) the Debtors shall have on or prior to the Closing Date paid to the Pre-Petition Agent for the benefit of the Pre-Petition Lenders at least $165 million in net proceeds under the Debtor Tower Agreement or a Replacement Tower Agreement (the "Company Tower Sale Proceeds").

  5.3 Conditions to Obligations of the Company. The obligations of the Parent and the Company to consummate the transactions to be performed by each of them in connection with the Closing is subject to the satisfaction, or waiver by the Parent and the Company, of the following conditions:

    (a) the representations and warranties of the Buyer contained in this Agreement, which representations and warranties shall be deemed for purposes of this Section 5.3(a) not to include any qualification or limitation with respect to materiality (whether by reference to a "Buyer Material Adverse Effect" or otherwise), shall be true and correct as of the Effective Time with the same effect as though such representations and warranties were made as of the Effective Time, except where the matters in respect of which such representations and warranties are not true and correct result from actions permitted by this Agreement or would not in the aggregate have a Buyer Material Adverse Effect;

    (b) the Buyer shall have performed or complied with its material agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing in all material respects;

    (c) there shall not have occurred between the Agreement Date and the Closing Date a Buyer Material Adverse Effect;

    (d) the Preferred Rights shall not have become nonredeemable, exercisable, distributed or triggered pursuant to the terms of the Rights Agreement; and

    (e) the Buyer shall have delivered to the Company a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in clauses (a) through (d) of this
  Section 5.3 is satisfied in all respects.

                                  ARTICLE VI

                                  Termination

  6.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Closing Date only as provided below:

    (a) the Parties may terminate this Agreement by mutual written consent;

    (b) either the Buyer or the Company may terminate this Agreement by giving written notice to the other in the event the other is in breach (i) of its representations and warranties contained in this Agreement, which representations and warranties shall be deemed for purposes of this Section 6.1(b) not to include any qualification or limitation with respect to materiality (whether by reference to a "Debtor Material Adverse Effect", "Buyer Material Adverse Effect" or otherwise), except where the matters in respect of which such representations and warranties are in breach would not in the aggregate have a Debtor Material Adverse Effect or a Buyer Material Adverse Effect, as the case may be, or (ii) of its material covenants or agreements contained in this Agreement in any material respect, and in either case such breach is not remedied within 20 business days of delivery of such written notice thereof (which notice shall specify in reasonable detail the nature of such breach);

    (c) (i) after March 31, 1999, the Buyer may terminate this Agreement by written notice to the Company if the Confirmation Order has not been entered by the Bankruptcy Court on or prior to such date (unless such failure results primarily from a breach by the Buyer of any representation, warranty or covenant contained in this Agreement) or (ii) after June 30, 1999, the Buyer may terminate this Agreement by giving written notice to the Company if the Closing shall not have occurred on or before such date (unless the failure results primarily from a breach by the Buyer of any representation, warranty or covenant contained in this Agreement);

    (d) (i) after March 31, 1999, the Company may terminate this Agreement by written notice to the Buyer if the Confirmation Order has not been entered by the Bankruptcy Court on or prior to such date (unless the failure results primarily from a breach by the Company of any representation, warranty or covenant contained in this Agreement) or (ii) after June 30, 1999, the Company may terminate this Agreement by giving written notice to the Buyer if the Closing shall not have occurred on or before such date (unless the failure results primarily from a breach by the Company of any representation, warranty or covenant contained in this Agreement);

    (e) the Company may terminate this Agreement pursuant to and in accordance with the provisions of Section 4.7 by giving written notice to the Buyer, provided that on or before such termination the Debtors shall have paid to the Buyer the applicable Buyer Breakup Fee;

    (f) the Buyer may terminate this Agreement by giving written notice to the Company if the Initial Merger Order has not been entered by the Bankruptcy Court on or prior to September 4, 1998;

    (g) The Company may terminate this Agreement by giving written notice to the Buyer if (i) the Buyer's Board of Directors does not issue the Buyer Recommendation prior to the Meeting or withdraws or amends in a manner adverse to the Company the Buyer Recommendation or otherwise materially breaches the first sentence of Section 4.12 or of Section 4.13(a) or (ii) at the Meeting the Buyer Charter Amendment or the Buyer Share Issuance is not approved by the requisite vote of the holders of Buyer Common Stock;

    (h) the Buyer may terminate this Agreement by giving written notice to the Company if the Company or any other Debtor files either an amendment to the Amended Plan or any other plan of reorganization in violation of
  Section 4.4(b);

    (i) the Buyer may terminate this Agreement by giving written notice to the Company if (x) the Company takes any action (or omits to take any action) that would constitute a material breach of any of its material covenants or agreements contained in Section 4.1 or 4.5 but for the language of such Sections that permits the Company to take actions (or omit to take actions) required by a Bankruptcy-Related Requirement, and (y) such action (or omission to take action) is not remedied within 20 business days of delivery of written notice thereof (which notice shall specify in reasonable detail the nature of such action (or omission to take action) and the nature of the resulting breach (but for such language)); and

    (j) either the Buyer or the Company may terminate this Agreement by giving written notice to the other (i) if at the time of giving such notice the Debtor Tower Agreement shall have been terminated in accordance with its terms, unless, prior to or simultaneously with such termination, the Company shall have entered into a definitive agreement (which agreement (herein called a "Replacement Tower Agreement") shall be comparable in form and substance to the Debtor Tower Agreement, and any lease (herein called a "Comparable Tower Lease") entered into in connection therewith shall be comparable in form and substance to the Master Lease (as defined in the Debtor Tower Agreement), and a copy of which shall be delivered to Arch promptly following execution thereof) with a bona fide third-party purchaser providing for a sale to such third party of the assets or substantially all the assets to be sold to Pinnacle Towers Inc. pursuant to the Debtor Tower Agreement and which results in net proceeds to the Company of not less than $165,000,000 (an "Acceptable Sale"), or (ii) on or after December 31, 1998 if the Closing (as defined in the Debtor Tower Agreement) or the closing of an Acceptable Sale shall not have occurred on or before such date.

  6.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 6.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party, except for any liability of any Party for willful or intentional breaches of this Agreement, and except for the Company's obligation to pay the Buyer Breakup Fee, if applicable, and the Buyer's obligation to pay the Company Breakup Fee, if applicable, each pursuant to
Section 4.8, which shall survive any such termination; provided that Article VIII shall also survive any such termination. Any claims arising out of or in connection with the Company's willful or intentional breach of any covenant or agreement herein after entry of the Confirmation Order shall be treated as a claim for an expense of administration under 11 U.S.C. (S) 503(b)(1) of each of Debtor's bankruptcy estate.

                                  ARTICLE VII

                                  Definitions

  For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below.

DEFINED TERM                                              SECTION
------------                                              -------
Affected Employees....................................... 4.18(a)
Agreement................................................ Introduction
Agreement Date........................................... Introduction
Allowed Claims........................................... Preliminary Statement
Amended Plan............................................. Preliminary Statement
Attachment C Stations.................................... 4.15
Audited Company Financial Statements..................... 2.5(a)
Bankruptcy Code.......................................... 2.1(a)
Bankruptcy Court......................................... Preliminary Statement
Bankruptcy-Related Requirements.......................... 4.5
Bear Stearns............................................. 3.22
Breakup Events........................................... 4.8(a)
Business Entity.......................................... 2.4(a)
Buyer.................................................... Introduction
Buyer Acquisition Proposals.............................. 4.7(d)
Buyer Affiliated Group................................... 3.8(a)
Buyer Affiliated Period.................................. 3.8(a)
Buyer Authorizations..................................... 3.14(a)
Buyer Balance Sheet Date................................. 3.5(b)
Buyer Breakup Fee........................................ 4.8(a)
Buyer Business Entity.................................... 3.4(a)
Buyer Class B Common Stock............................... 3.1(b)
Buyer Common Stock....................................... Preliminary Statement
Buyer Charter Amendment.................................. 4.12
Buyer Disclosure Schedule................................ Article III
Buyer Distribution....................................... 1.7(a)
Buyer Employee Benefit Plan.............................. 3.17(a)
Buyer FCC Applications................................... 3.14(b)
Buyer FCC Material Adverse Effect........................ 5.1(e)
Buyer Intellectual Property.............................. 3.11(a)
Buyer Licenses and Authorizations........................ 3.14(b)
Buyer Material Adverse Effect............................ Article III
Buyer Preferred Stock.................................... 1.7(a)
Buyer Recommendation..................................... 4.12
Buyer Reimbursement...................................... 4.21
Buyer Reports............................................ 3.5(a)
Buyer Share Issuance..................................... 3.1(b)
Buyer State Applications................................. 3.14(b)
Buyer Stock.............................................. 1.7(a)
Buyer Subsidiary......................................... 3.4(c)
Buyer Superior Proposal.................................. 4.7(e)
Buyer Warrant Agreement.................................. Preliminary Statement
Buyer Warrants........................................... Preliminary Statement
CERCLA................................................... 2.18(a)

DEFINED TERM                                              SECTION
------------                                              -------
Certificate of Merger.................................... 1.1
Chapter 11 Proceeding.................................... Preliminary Statement
Closing.................................................. 1.2
Closing Date............................................. 1.2
Code..................................................... Preliminary Statement
Communications Act....................................... 2.3
Company.................................................. Introduction
Company Acquisition Proposals............................ 4.7(a)
Company Balance Sheet Date............................... 2.5(a)
Company Breakup Fee...................................... 4.8(b)
Company Disclosure Schedule.............................. Article II
Company Employee Benefit Plans........................... 2.17(a)
Company Financial Statements............................. 2.5(a)
Company Group............................................ 2.8(b)(i)
Company Stock............................................ 1.5(b)
Company Superior Proposal................................ 4.7(b)
Company Tower Sale Proceeds.............................. 5.2(f)
Confidentiality Agreement................................ 4.7(c)
Confirmation Order....................................... Preliminary Statement
Comparable Tower Lease................................... 6.1(j)
Debtor................................................... Preliminary Statement
Debtor Affiliated Group.................................. 2.8(b)
Debtor Affiliated Period................................. 2.8(b)
Debtor Authorizations.................................... 2.14(a)
Debtor Business Entity................................... 2.4(a)
Debtor FCC Applications.................................. 2.14(b)
Debtor FCC Material Adverse Effect....................... 5.1(e)
Debtor Licenses and Authorizations....................... 2.14(b)
Debtor Material Adverse Effect........................... Article II
Debtor State Applications................................ 2.14(b)
Debtor Tower Agreement................................... 2.10
Debtors.................................................. Preliminary Statement
Debtors' Intellectual Property........................... 2.11(a)
DGCL..................................................... 1.1
DIP Loan Agreement....................................... 1.11
Disclosure Statement..................................... 4.4(b)
Dispose.................................................. 4.5(a)(i)
Effective Time........................................... 1.1
Employee Benefit Plan.................................... 2.17(a)
Environmental Authorization.............................. 2.18(e)
Environmental Law........................................ 2.18(a)
Environmental Property Transfer Act...................... 2.18(f)
ERISA.................................................... 2.17(a)
ERISA Affiliate.......................................... 2.17(a)
Exchange Act............................................. 2.3
Exchange Agent........................................... 1.3
Exclusivity Provisions................................... 4.7(a)
FCC...................................................... 2.3
FCC Applications......................................... 4.15
Filing Date.............................................. 2.5(a)
Final Order.............................................. 5.1(e)

DEFINED TERM                                               SECTION
------------                                               -------
Former Employees.......................................... 4.18(b)
GAAP...................................................... 2.5(a)
Governmental Entity....................................... 2.3
Hearing................................................... 4.15
HSR Act................................................... 2.3
Indirect Buyer Authorizations............................. 3.14(b)
Indirect Debtor Authorizations............................ 2.14(b)
Initial Merger Motion..................................... 4.4(a)
Initial Merger Order...................................... 4.4(a)
Interim Monthly Financial Statements...................... 4.10
June 30 Unaudited Company Balance......................... 2.5(a)
Knowledge................................................. 8.15
Major Breakup Event....................................... 4.8(a)
Materials of Environmental Concern........................ 2.18(b)
Meeting................................................... 4.12
Merger.................................................... 1.1
Merger Subsidiary......................................... Introduction
Minor Breakup Event....................................... 4.8(a)
Most Recent Buyer Balance Sheet........................... 3.5(b)
MobileMedia............................................... Preliminary Statement
Most Recent Buyer Balance Sheet........................... 3.5(b)
Ordinary Course of Business............................... 2.3
Parties................................................... Introduction
Parent.................................................... Introduction
Pinnacle.................................................. 2.10
Pinnacle Breakup Amount................................... 4.8(a)
Plan Cash................................................. 1.3
Plan Shares............................................... 1.3
Preferred Rights.......................................... 3.2(a)
Prior Plan................................................ Preliminary Statement
Prospectus................................................ 4.13(a)
Registration Rights Agreement............................. Preliminary Statement
Registration Statement.................................... 4.20(c)
Replacement Tower Agreement............................... 6.7(j)
Rights Agreement.......................................... 3.2(a)
Rights Offering........................................... 4.20(a)
SEC....................................................... 2.5(a)
Securities Act............................................ 2.3
Security Interest......................................... 2.3
Standby Purchase Commitments.............................. Preliminary Statement
Standby Purchasers........................................ Preliminary Statement
State Authority........................................... 2.14(a)
Surviving Corporation..................................... 1.1
Tax Returns............................................... 2.8(a)
Taxes..................................................... 2.8(a)
Unaudited Quarterly Financial Statements.................. 4.10

                                 ARTICLE VIII

                              General Provisions

  8.1 Press Releases and Announcements. No Party shall issue any press release or announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it determines in good faith, after consultation with counsel, is required by law or regulation (in which case the disclosing Party shall advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

  8.2 No Third Party Beneficiaries. Except as otherwise expressly provided herein, this Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

  8.3 Entire Agreement. This Agreement and the exhibits and schedules attached hereto, including the Amended Plan, and the Confidentiality Agreement constitute the entire agreement among the Parties and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, that may have related in any way to the subject matter of the Agreement.

  8.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided, that the Buyer may assign its rights under this Agreement to another wholly owned subsidiary of the Buyer by notice to the Company; provided, further, that the Buyer shall remain liable for all its obligations hereunder.

  8.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

  8.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

  8.7 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered three business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or two business days after it is sent via a reputable international overnight courier service, in each case to the intended recipient as set forth below:

         If to the Company:                          Copy to:
                                                  Sidley & Austin
  MobileMedia Communications, Inc.               875 Third Avenue
       Fort Lee Executive Park                  New York, NY 10022
   One Executive Drive, Suite 500             Attn: James D. Johnson
         Fort Lee, NJ 07024
    Attn: Chairman--Restructuring


                                                     Copy to:
          If to the Parent:                       Sidley & Austin
                                                 875 Third Avenue
       MobileMedia Corporation                  New York, NY 10022
       Fort Lee Executive Park                Attn:  James D. Johnson
   One Executive Drive, Suite 500
         Fort Lee, NJ 07024

   Attn:  Chairman--Restructuring

          If to the Buyer:                           Copy to:
                                                 Hale and Dorr LLP
   Arch Communications Group, Inc.                60 State Street
   1800 West Park Drive, Suite 250               Boston, MA 02109
        Westborough, MA 01581                  Attn: Jay E. Bothwick
 Attn: Chairman and Chief Executive
               Officer


  Any Party may give any notice, request, demand, claim or other communication hereunder by personal delivery or telecopy, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

  8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware.

  8.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time by a written instrument signed by all of the Parties. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

  8.10 Severability. If any court of competent jurisdiction determines that any material provision of this Agreement is invalid or unenforceable, then, only to the extent the Parties agree, such provision shall be severable and null and void, and, in such event, such determination shall in no way limit or affect the enforceability or operative effect of any or all other portions of this Agreement.

  8.11 Expenses. Except as otherwise set forth in this Agreement, each of the Parties shall bear its or their own costs and expenses (including fees and expenses of their respective legal, accounting and financial advisors) incurred in connection with this Agreement and the transactions contemplated hereby.

  8.12 Specific Performance. Each of the Parties acknowledges and agrees that one or more of the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

  8.13 Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

  8.14 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

  8.15 Knowledge. For purposes of this Agreement, the term "knowledge" of the Company and the Buyer shall mean the actual knowledge, after due inquiry, of the senior executive officers of the Buyer and each of its Subsidiaries and the Parent, the Company and each other Debtor, respectively.

  8.16 Survival of Representations. None of the representations and warranties made by the Parties herein or the documents or certificates contemplated hereby, nor the covenants set forth in Article IV, shall survive the Closing.

  8.17 Bankruptcy Process. Nothing contained in this Agreement shall be deemed to limit in any manner the ability of any Debtor to take any position before or make any motion to the Bankruptcy Court in connection with the Chapter 11 Proceeding; provided, however, that no Debtor shall take any such position or make any such motion in support of any action or inaction by such Debtor that would constitute a breach of any covenant of the Company contained in this Agreement.

  IN WITNESS WHEREOF, THE PARTIES HAVE EXECUTED THIS AGREEMENT AND PLAN OF MERGER AS OF THE DATE FIRST ABOVE WRITTEN.


                                          ARCH COMMUNICATIONS GROUP, INC.


                                          By: /s/ J. Roy Pottle
                                             ________________________________
                                            Name: J. Roy Pottle
                                            Title:Executive Vice President and
                                                  Chief Financial Officer

                                          FARM TEAM CORP.


                                          By: /s/ J. Roy Pottle
                                              _________________________________
                                            Name: J. Roy Pottle
                                            Title:Executive Vice President and
                                                  Chief Financial Officer

                                          SUBJECT TO ENTRY OF THE PROVISION
                                           ORDER AS TO THE PROVISIONS HEREOF
                                           COVERED THEREBY AND TO THE RECEIPT
                                           OF THE CONFIRMATION ORDER FROM THE
                                           BANKRUPTCY COURT WITH RESPECT TO
                                           THE AMENDED PLAN AS DESCRIBED
                                           HEREIN:


                                          MOBILEMEDIA CORPORATION


                                          By: /s/ Joseph A. Bondi
                                             _________________________________
                                            Name: Joseph A. Bondi
                                            Title:Chairman - Restructuring

                                          MOBILEMEDIA COMMUNICATIONS, INC.


                                          By: /s/ Joseph A. Bondi
                                             _________________________________
                                            Name: Joseph A. Bondi
                                            Title:Chairman - Restructuring